Exhibit 10.16

Agreement

Relating to the sale and purchase of the whole of the issued share capital of Femcare Group Limited

Dated	18-March-2011

Osborne Clarke

Apex Plaza
Forbury Road
Reading
RG1 1AX
Telephone +44 (0) 118 925 2004
Fax +44 (0) 118 925 2005

Contents

1.	Definitions and interpretation	1
2.	Sale and purchase	12
3.	Consideration	14
4.	Leakage	14
5.	Completion	14
6.	Escrow Amount	15
7.	Release of guarantee(s)	17
8.	Post Completion matters	17
9.	Warranties	18
10.	Tax Covenant	19
11.	Purchaser's remedies	19
12.	Limitations on liability	20
13.	Indemnities	20
14.	Protection of goodwill	21
15.	General	23
16.	Announcements	25
17.	Costs and expenses	25
18.	Payments	26
19.	Notices	26
20.	Governing law and jurisdiction	26
Schedule 1		27
Part 1		27
(The Shareholders)		27
Part 2		30
(Addresses for service)		30
Schedule 2		1
Part 1		1
(The Company)		1
(The Group Companies)		2
Schedule 3 (The Properties)		9
Part 1		9
(Freehold Property)		9
Part 2		9
(Leasehold Properties)		9
Part 3		9
(Tenancies)		9
Schedule 4		10
(Non Tax Warranties)		10
Schedule 5		37
(Limitations on liability)		37
Schedule 6		41
(Tax Schedule)		41
Part 1 (Definitions and interpretation)		41
Part 2 - Tax Warranties and Undertakings		44
Part 4 - Limitations and general		53
Schedule 7		59
(Completion obligations)		59

Documents in agreed form:

Board minutes of the Company and each Group Company

Deed(s) of release and/or letter(s) of non crystallisation of security

Deed of Termination

Disclosure Letter

Letters of resignation of Roy Smith and Terence Watson as directors and Roy Smith as secretary of certain Group Companies

Escrow Account Instruction Letter

Consultancy Agreement

Compromise Agreement

Waiver Letters

Wesley Coe Agreement

Warrant Surrender Deed

Utah Code of Ethics

This Agreement is made on	18 March 2011

Between:

(1)	The persons whose names and addresses are set out in Parts A to C (inclusive) of part 1 Schedule 1 (the "Vendors"); and

(2)	Utah Medical Products, Inc. whose registered office is at 7043 South 300 West, Midvale, Utah 84047 USA (the "Purchaser").

Background:

The Vendors have agreed to sell and the Purchaser has agreed to purchase the Shares on the terms set out in this Agreement.

This Deed witnesses as follows:

1.	Definitions and interpretation

1.1	In this Agreement, including the Background, unless a contrary intention is expressly stated, the following definitions shall apply:

"Accounts" means the audited balance sheet as at the Accounts Date and the audited profit and loss account for the financial period ended on the Accounts Date in each case of each Group Company (including all documents required by Applicable Law to be annexed to them for that period) and in the case of the Company only, the audited consolidated balance sheet as at that date and the audited consolidated profit and loss account for that period (including all documents required by Applicable Law to be annexed to them for that period).

"Accounts Date" means 31 March 2010.

"Agreement" means this agreement executed as a deed (including any schedule to it).

"Applicable Law" means (with respect to any person, property, transaction, event or other matter) any law, rule, statute, regulation, instrument, order, judgment, decree, treaty or other requirement having the force of law in any jurisdiction (collectively, the "Law") relating or applicable to such person, property, transaction, event or other matter.  "Applicable Law" also includes, where appropriate, any interpretation of the Law (or any part thereof) by any person having jurisdiction over it, or charged with its administration or interpretation.

"Associated Person" means all and any persons or parties connected or associated with any Vendor at any time during the relevant period for the purposes of Section 38, Pensions Act 2004 or during the prescribed period for the purposes of Section 43, Pensions Act 2004.

"Authorised Leakage" means any of the following:

(a)
all payments of fees, salary, emoluments (but not bonuses), the provision of benefits and reimbursement of expenses to any Vendor or its Vendor Associate in each case pursuant to the terms of the existing service or consultancy agreements Disclosed;

(b)	the accrual of any interest in relation to the BPE Debt;

(c)	the payment of the Bonuses (together with employer's national insurance contributions of £9,600 in respect of each of the Bonuses);

(d)	any payment made under the Compromise Agreement;

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(e)	any payment made under the Warrant Surrender Deed.

"Bank Debt" means the senior and mezzanine debt owed to Lloyds TSB Banking Group including any and all interest accrued thereon, being £3,800,596.70 in aggregate at Completion.

"Bonuses" means the following amounts to be paid to the following individuals:

(a)	£75,000 to Adam McQuilkin;

(b)	£75,000 to John Willis;

"BPE Debt" means the £10,350,000 loan notes issued to the BPE Vendors, including any and all interest accrued thereon and redemption premium payable thereon, being £20,458,683.05 in aggregate at Completion

"BPE Vendors" means those Vendors whose details are set out in Part 1A of Schedule 1.

"Building Regulations Consents" means all necessary consents obtained pursuant to the Building Act 1984 and all other necessary consents from time to time required by regulations made pursuant to that act and/or any replacement of that act.

"Business Day" means a day (other than a Saturday, a Sunday or a public holiday) on which clearing banks are open for all normal banking business in the city of London.

"CA1985" means the Companies Act 1985.

"CA2006" means the Companies Act 2006.

"Claim" means a Warranty Claim and/or a claim by the Purchaser against the Warrantors under the Tax Covenant (as the case may be).

"Client" means any person to whom or which the Group shall at any time during the 12 month period prior to Completion have provided Restricted Business.

"Client Agreements" has the meaning set out in sub-paragraph 19.7 (Contracts and commitments) of Schedule 4 (Non-Tax Warranties).

"Company" means Femcare Group Limited, details of which are set out in Part 1 of Schedule 2 (The Company).

"Company Intellectual Property" means all Intellectual Property owned, used or licensed by any Group Company in the conduct of the business of the Group or any Group Company as currently conducted or as currently proposed to be conducted by the Group or any Group Company.

"Company Owned Intellectual Property" means all Company Intellectual Property owned by a Group Company.

"Completion" means the completion of the sale and purchase of the Shares in accordance with this Agreement.

"Compromise Agreement" means the compromise agreement between the Company and Roy Smith in the agreed form to be entered into on Completion.

"Consideration" means the aggregate consideration payable by the Purchaser to the Shareholders for the Shares pursuant to sub clause 3.1 (Consideration).

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"Consultancy Agreement" means the consultancy agreement between Roy Smith and the Company in the agreed form to be entered into on Completion.

"Deed of Termination" means the agreement in the agreed form to be entered into between the Vendors and the Company at Completion relating to the termination of the shareholder agreement dated 27 August 2004.

"Disclosed" means fully and fairly disclosed to the Purchaser expressly for the purposes of this Agreement in the Disclosure Letter and "fully and fairly" means disclosed with sufficient particularity to enable the Purchaser to assess the impact on the Group of the matter disclosed and to properly identify the nature and scope of the matter disclosed and "Disclose" shall be construed accordingly.

"Disclosure Letter" means the letter of the same date as this Agreement in the agreed form from the Warrantors to the Purchaser and delivered to the Purchaser's Solicitors immediately prior to the execution of this Agreement, together with the bundle of documents attached to it, disclosing matters that are exceptions to the Warranties.

"DPA" has the meaning set out in sub clause 38.1 (Compliance) of Schedule 4 (Non-Tax Warranties).

"EBT" means the employee benefit trust known as the McQuilkin EBT constituted by a deed dated 31 March 2000 and made between (1) Femcare (Holdings) Limited and (2) Praxis Trustees Limited.

"EHS Matters" means:

(a)	the pollution, conservation or protection of, or prevention of harm to, the Environment or health and safety of humans and animals;

(b)	the presence, existence, disposal, release, spillage, deposit, escape, migration or emission of any Dangerous Substance;

(c)	the exposure or risk of exposure of any person to any Dangerous Substance;

(d)	the creation or existence of any noise, odour, radiation or nuisance; or

(e)	the health and safety of any person, including any accidents, injuries, illnesses or diseases.

"EMI Options" means options granted to employees and directors of the Company pursuant to the EMI Scheme, excluding the Unapproved Option.

"EMI Scheme" means the Femcare Group Enterprise Management Incentive Plan, adopted by the Company on 30 November 2010.

"Encumbrance" means any interest or equity of any person (including any right to acquire, option or right of pre emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention, or any other security agreement or arrangement, or any agreement to create any of the above.

"Environment" means any of the following media wherever situated, namely, air (including air within buildings and within other natural or man made structures above or below the ground), water and land (including any natural or man made structures thereon) and any human, plant or animal life and all living organisms supported by any of those media.

"Environmental Consent(s)" means any consent, approval, authorisation, permit, exemption, filing requirement, licence or registration from time to time required by the Group under Environmental Law or in relation to EHS Matters.

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"Environmental Law" means any common or statutory law, regulation, directive, treaty, code of practice, circular, guidance note and the like, in each case of any jurisdiction, in force or enacted insofar as they are legally binding relating to EHS Matters, the Environment, any Dangerous Substance, human health, comfort, safety or the welfare of any other living organism

"Escrow Account" means an interest bearing deposit account to be opened by and in the name of the Stakeholders at the Escrow Bank.

"Escrow Account Instruction Letter" means the letter of instruction in the agreed form from the Purchaser and the Warrantors' Representative to the Stakeholders concerning the setting up and operation by the Stakeholders of the Escrow Account.

"Escrow Amount" means £2,000,000 plus any amounts to be treated as part of the Escrow Amount pursuant to paragraph 8.8, part 4 of Schedule 6.

"Escrow Bank" means Lloyds TSB Bank plc.

"EST" means the Femcare Group Employees' Share Trust constituted by the trust deed dated 4 May 2006 between the Company and the Trustee.

"EST Termination Arrangements" means any arrangements which are necessary or desirable in connection with the termination of the EST, including but not limited to:

(f)	evidence satisfactory to the Purchaser to show that all outstanding loans between the Company and the Trustee has been repaid or written off;

(g)	evidence satisfactory to the Purchaser to show that any and all assets held in the EST have been distributed in accordance with the terms of the trust deed constituting the EST; and

(h)	a deed of termination of trust executed by the Company and the Trustee providing for the EST to be wound up in accordance with its terms.

"First Escrow Account Release Date" means the date which is 12 months from the date of this Agreement.

"Former Schemes" means the following:

(a)	Scottish Equitable Group Personal Pension Scheme (Scheme No. 62109);

(b)	Canada Life Pension Scheme (EPP) (Scheme No. 050162);

(c)	The Sun Life of Canada Executive Retirement Plan (Scheme No. ERP239700R);

(d)	The Sun Life of Canada Scheme;

(e)	The Royal and Sun Alliance Scheme (Scheme No. 1716);

(f)	Axa Sun Life Scheme (Scheme No. 9579725);

(g)	Scottish Equitable EPP Scheme;

(h)	Allied Dunbar Personal Pension Plan; and

(i)	AM Life Track Stakeholder Scheme.

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"Governmental Authority" means any governmental authority in the United Kingdom, or any other country and includes any district, county, federal, state, provincial, municipal or similar authorities.

"GPPP" means the group personal pension plan (Scheme number P000053497) which commenced on 28 July 2005 and is insured with Scottish Widows.

"Group Companies" or "Group" means the Company and any subsidiary and any subsidiary undertaking of the Company or such companies (as set out in Part 2 of Schedule 2 (The Group Companies)) and "Group Company" means any one of them.

"HMRC" has the meaning given to it in the Tax Schedule.

"Initial Cash Consideration" means £2,288,496.36 payable by the Purchaser in cash at Completion pursuant to sub clause 3.1(a) (Consideration).

"Intellectual Property" means all patents, trade marks or names whether or not registered or capable of registration, registered designs, design rights, domain names, copyrights, database rights, the right to apply for and applications for any of the preceding items, together with the rights in inventions, processes, software, know how, trade or business secrets, confidential information or any process or other right or asset of the same or similar nature capable of protection anywhere in the world.

"ITEPA" has the meaning given to it in the Tax Schedule.

"Leakage" means any of the following to the extent they occur during the period from 11.59pm on the Locked Box Date to Completion:

(a)	any dividend or distribution, in each case declared, paid or made by any Group Company other than to another Group Company;

(b)	any other payment in respect of any share capital or other securities of any Group Company other than to another Group Company;

(c)
any fees and expenses incurred or to be incurred by any Group Company in connection with the transactions contemplated by this Agreement save to the extent that such fees and expenses are accrued for in the Management Accounts;

(d)
any payments made or future benefits granted by any Group Company to any Vendor or any of its Vendor Associates (including any related tax or national insurance contributions for which any Group Company is liable to account);

(e)	any assets transferred to, or liabilities assumed, indemnified or incurred for the benefit of, any Vendor or any of its Vendor Associates;

(f)	any waiver of all or any part of any debt or liability amount owed to any Group Company by any Vendor or any of its Vendor Associates;

(g)
any gratuitous or discretionary payment (including but not limited to any sale bonuses) in connection with the sale of the Shares) to any Vendor or any of its or his Vendor Associates by any Group Company;

(h)	any transaction or agreement entered into by any Group Company with or for the benefit of any Vendor or any of its Vendor Associates (save for the Consultancy Agreement);

(i)	any liabilities incurred for (including any guarantees given in relation to the liabilities of) any Vendor or for the benefit of any of its Vendor Associates; or

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(j)	any agreement to do any of the matters referred to in any of (a) to (i) above,

other than Authorised Leakage.

"Leases" means all leases (including underleases) under which the Properties are held, particulars of which are set out in Part 2 of Schedule 3 (The Properties) and "Lease" means any one of them.

"Legacy Shareholders" means the Vendors listed in Part 1E of Schedule 1.

"Legacy Shareholder SPA" means the sale and purchase agreements in the agreed form to be executed by each of the Legacy Shareholders and the Purchaser pursuant to which, amongst other things, each Legacy Shareholder will agree to sell the Shares held by it or him to the Purchaser.

"Loan Notes" means the £1,320,000 loan notes issued to the Legacy Shareholders including any and all interest accrued thereon being £1,832,267.85 in aggregate at Completion.

"Locked Box Date" means 28 February 2011.

"Management Accounts" means the unaudited consolidated monthly management accounts for the Group for the period from the Accounts Date to 28 February 2011.

"Material Contract" means a contract with a customer of the Company which represents more than 2.5% or £250,000 of the Group's total turnover during the 12 months immediately preceding the date of this Agreement.

"Non Tax Claim" means any Claim which is not a Tax Claim.

"Non Tax Warranties" means the warranties set out in Schedule 4 (Non Tax Warranties).

"notice" includes any notice, demand, consent or other communication.

"Open Source Materials" means any publicly available software or material that contains or is derived from, or is distributed or licensed:

(k)	as free, libre or open source software;

(l)
under a licensing or distribution arrangement that requires, as a condition of use, modification and/or distribution of such software or material, that other software incorporated into, derived from or distributed with such software or material be:

(i)	disclosed or distributed in source code form;

(ii)	licensed for the purpose of making derivative works; or

(iii)	redistributable at no charge; or

(m)
under a licensing or distribution arrangement similar to (a) or (b) including but not limited to the GNU General Public License, GNU Lesser General Public License, Mozilla Public License, the Artistic License, the Netscape Public License, the Apache License, the Sun Community Source License and the Sun Industry Standards License.

"Options" means the EMI Options and the Unapproved Option.

"Other Shareholders" means Julie Thornley and Steve Verdin whose details are set out in Part 1D of Schedule 1.

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"Other Shareholders' SPA" means the sale and purchase agreement, in the agreed form, to be executed by the Other Shareholders and the Purchaser pursuant to which, amongst other things, the Other Shareholders will agree to sell the Shares held by them to the Purchaser.

"Pension Schemes" means the GPPP Scheme and the SIPP.

"Planning Acts" means the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990, the Planning and Compensation Act 1991 and all other statutes containing provisions relating to town and country planning.

“Products” means (i) all products undergoing research, development, study or trial (whether pre-clinical, clinical or otherwise) which is being conducted or procured to be conducted by the Group at the date of this Agreement and (ii) all products which are being manufactured, distributed or sold by or on behalf of the Group at the date of this Agreement and "Product" shall mean each of them.

"Product Liability Warranties" means the Warranties set out at paragraphs 22, 24 and 25 of Schedule 4.

"Properties" means the leasehold properties particulars of which are set out in Schedule 3 (The Properties) and the "Property" means any one of them.

"Prospective Client" means any person who or which was at any time during the 12 month period prior to Completion negotiating with or has been subject to any presentation or pitch by any Group Company for the provision of any Restricted Business.

"Public Health Acts" means the Public Health Act 1875, the Public Health Act 1925, the Public Health Act 1936 and the Public Health Act 1961.

"Purchaser's Group" means the Purchaser and any holding company and any parent company and any subsidiary and any subsidiary undertaking of the Purchaser or such companies from time to time and "Purchaser Group Company" means any one of them.

"Purchaser's Solicitors" means Osborne Clarke of Apex Plaza, Forbury Road, Reading, Berkshire RG1 1AX.

“Regulatory Authorisation” means any authorisation issued by, or applied for to, the Relevant Regulatory Authorities of any relevant country or group of countries to manufacture, import, distribute (commercially or for clinical or other research purposes), develop, conduct studies or trials or, market and/or sell the Products (as applicable) in such country or group of countries.

“Regulatory Authority” means any competent governmental, administrative, supervisory, regulatory, judicial, determinative, disciplinary, enforcement, standard setting or tax raising body, authority, agency, board, department, court or tribunal or other organisation of any jurisdiction and whether supranational, national, regional or local, and whether or not established by or having the authority of Law, provided that if it is not established by or has the authority of Law it is a trade association of which the Group is a member or a body whose standards are generally accepted in any relevant jurisdiction or locality or a body to which the Group must in practice submit in order to undertake its business in any relevant jurisdiction or locality including, without limitation, “notified bodies” as referred to in European Council Directive 93/42/EC concerning medical devices, the United States Food and Drug Administration (FDA) and the comparable regulatory authorities in other jurisdictions.

“Regulatory Dossiers” means, in relation to each type of Product, (i) the information, documentation (including, without limitation, all technical and other documentation) and data submitted to the Relevant Regulatory Authorities for the purposes of applying for, maintaining, varying and/or renewing Regulatory Authorisations, and (ii) the information, documentation (including, without limitation, all technical and other documentation) and data required by Law to be made available to Relevant Regulatory Authorities on request.

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"Relevant Person" has the meaning given to it in sub clause 11.2 (Purchaser's remedies).

"Relevant Regulatory Authorities" means the Regulatory Authorities which have authority in relation to the Group's business relating to the Products, in the jurisdictions where the Group currently carries on its business.

"Restricted Business" means the provision of:

(a)	female surgical contraception or any tubal ligation with a device which is same in form and function as a filshie clip;

(b)	supra pubic catheterisation; and/or

(c)	basic laser fibre technology for kidney stone treatment,

in each case as carried on by the Group in the Territory during the 12 month period prior to Completion.

"Restricted Period" means the period commencing on Completion and ending 5 years from Completion.

"Schemes" has the meaning given to it in sub clause 40.1 (Particulars of employees and workers) of Schedule 4.

"Second Escrow Account Release Date" means 31 March 2013.

"Senior Employee" means any person who is or was during the 12 month period prior to Completion employed by any Group Company in a senior managerial, sales, marketing, senior customer advisory or senior customer facing capacity or who was a consultant to or a director of any Group Company or any person who was so employed or retained by any Group Company in each case whose fees and/or emoluments exceed £30,000 per annum at Completion.

"Shares" means the (i) 355,000 A ordinary shares of £0.01 each, (ii) 545,000 B ordinary shares of £0.01 each, (iii) 100,000 C ordinary shares of £0.01 each, in each case in the capital of the Company, comprising the whole of the issued share capital of the Company at Completion and held by the Vendors in the proportions set out in Part 1 Schedule 1 (The Vendors).

"Shareholders" means the persons whose names and addresses are set out in Schedule 1.

"SIPP" means the self invested personal pension scheme in favour of Roy Smith which was set up on 13 September 2005 with The Sippcentre, Trafford House, Chester Road, Manchester M32 0RS. .

"Stakeholders" means Osborne Clarke of Apex Plaza, Forbury Road, Reading, Berkshire RG1 1AX and Pinsent Masons LLP of 3 Colmore Circus, Birmingham B4 6BH.

"subordinate legislation" has the meaning set out in Section 21(1), Interpretation Act 1978.

"subsidiary" has the meaning set out in Section 1159, CA2006.

"Subsidiary Shares" means all of the issued shares in the capital of each Group Company other than the Company.

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"subsidiary undertaking" has the meaning set out in Section 1162, CA2006.

"Surviving Provisions" means the provisions of clause 1 (Definitions and interpretation), clause 15 (General) (save for sub clauses 15.5 (Effect of Completion) and 15.8 (Further assurance)), clause 16 (Announcements), clause 17 (Costs and expenses), clause 18 (Payments), clause 19 (Notices) and clause 20 (Governing law and jurisdiction).

"Tax Claim" has the meaning given to it in the Tax Schedule.

"Tax Covenant" means the covenant given by the Warrantors under part 3 of the Tax Schedule.

"Tax Schedule" means the provisions of Schedule 6 (Tax Schedule).

"Tax Warranties" means the warranties set out in paragraph 2 of part 2 of the Tax Schedule and "Tax Warranty" means any one of them.

"Taxation" has the meaning given to it in the Tax Schedule.

"Tenancies" means any tenancies or other occupational arrangements under which the Properties are held by third parties, particulars of which are set out in Part 3 of Schedule 3.

"Territory" means the United Kingdom and any other jurisdiction where the Group carries on its business at Completion (which expression shall include, for the avoidance of doubt, any jurisdiction into which any Group Company makes sales whether directly or through a distributor).

"Terry Watson" means Terence Watson, one of the Vendors whose details are set out in Part 1C of Schedule 1.

"Trustee" means Close Trustees Jersey Limited, or their successor as trustee of the EST.

"TUPE Regulations" means the Transfer of Undertakings (Protection of Employment) Regulations 1981 (SI 1981/1794) and/or, as the case may be, the Transfer of Undertakings (Protection of Employment) Regulations 2006 (SI 2006/246).

"UK GAAP" means generally accepted accounting principles in the United Kingdom.

"Unapproved Option" means the option granted to Terry Watson pursuant to the rules of the EMI Scheme but as a non-qualifying option which is unapproved for UK tax purposes.

"Value" of any Leakage means the aggregate of:

(a)	the relevant payments made or payable by any Group Company;

(b)	the market value of the asset transferred by any Group Company less any consideration received for it from the Vendor and his Vendor Associates;

(c)	the amount of the liabilities assumed or incurred by any Group Company; or

(d)	the amount of debts waived or to be waived by any Group Company,

(in each case) in relation to the Leakage.

"Vendor Agreement" means an agreement between a Group Company and a Vendor or Vendor Associate.

"Vendor Associate" has the meaning given to it in the Tax Schedule.

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"Vendors' Solicitors' Bank Account" means the bank account at Barclays Bank plc; account name: Pinsent Masons LLP Client Account; account number: 30719994; sort code: 20-07-71.

"Vendors' Solicitors" means Pinsent Masons LLP of 3 Colmore Circus, Birmingham B4 6BH.

"Vendors' Representatives" means Roy Smith and Phil Griesbach or such other persons as the majority by value of Consideration of the Vendors may notify to the Purchaser in writing from time to time.

"Waiver Letters" means the letters of waiver in agreed form to be executed by each of Roy Smith, Adam McQuilkin and John Willis in respect of any bonuses paid to such persons by the Company or any Group Company prior to Completion.

"Warranties" means the Non Tax Warranties and the Tax Warranties, and "Warranty" means any one of them.

"Warrantors" means the Vendors listed in Part 1B of Schedule 1.

"Warrantors' Representative" means Roy Smith or such other person as the majority in number of the Warrantors may notify to the Purchaser in writing from time to time.

"Warrant Surrender Deed" means the deed of surrender for the warrant instrument held by Lloyds TSB Bank plc;

"Warranty Claim" means a claim by the Purchaser against the Warrantors for breach of any of the Warranties.

"Waste" means waste as defined in Section 75, Environmental Protection Act 1990 and/or any substance or object which the holder discards or intends or is required to discard.

"Wesley Coe Agreement" means the agreement in the agreed form between Femcare Nikomed Limited and Wesley Coe (Cambridge) Limited.

"Working Time Regulations" means the Working Time Regulations 1998 (SI 1998/1833).

1.2	In this Agreement:

(a)	words in the singular include the plural and vice versa and words in one gender include any other gender;

(b)	a reference to a statute or statutory provision includes:

(i)	any subordinate legislation;

(ii)	any repealed statute or statutory provision which it re enacts (with or without modification); and

(iii)	any statute, statutory provision or subordinate legislation which modifies, consolidates, re enacts or supersedes it,

whether such subordinate legislation, re enactment, statute or statutory provision comes into force before, on or after the date of this Agreement, except to the extent that such subordinate legislation, re enactment, statute or statutory provision comes into force after the date of this Agreement and would impose any new or extended obligation, liability or restriction on or otherwise adversely affect the rights of any party;

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(c)	a reference to:

(i)
a "party" means each person as set out at the head of page 1, a reference to "parties" means all of the parties to this Agreement and, upon any succession or permitted assignment, a reference to any party shall be deemed to include a reference to that party's successors in title or permitted assignees;

(ii)
a "person" includes any individual, firm, corporation, body corporate, association or partnership, trust, unincorporated organisation, employee representative body, government or state or agency or department thereof, executors, administrators or successors in title (whether or not having a separate legal personality);

(iii)
clauses and schedules are to clauses and schedules of this Agreement and references to sub clauses and paragraphs are references to sub clauses and paragraphs of the clause or schedule in which they appear;

(iv)	any provision of this Agreement is to that provision as amended in accordance with the terms of this Agreement;

(v)
any document being "in the agreed form" means in a form which has been agreed by the parties on or before the date of this Agreement and for identification purposes initialled by them or on their behalf by their solicitors;

(vi)	an obligation due from any party to "indemnify" or "keep indemnified" (or words to that effect) any other party or other person(s) in relation to a particular circumstance:

(A)
shall be an obligation to pay on a pound for pound basis a sum equal to all losses, claims, liabilities, damages and demands suffered and all costs and expenses reasonably and properly incurred by the indemnified party or person(s) arising out of that circumstance;

(B)
shall include such additional amount as is necessary so as to ensure that the net receipt to the indemnified party or person(s) shall be free from the effects of any deduction in relation to Taxation; and

(C)	is without prejudice to any other rights and remedies the indemnified party or person(s) have under this Agreement;

(vii)	"writing" shall not, for the avoidance of doubt, include e mail or any other communication in electronic form, other than fax where explicitly stated and "written" shall be construed accordingly;

(viii)
any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing, state of affairs or thing or references to any English body, organisation, official, statute, statutory provision or EC directive, shall in each case in respect of any jurisdiction other than England or any body corporate incorporated in any such jurisdiction, be deemed to refer to and include that which most approximates in that jurisdiction to the English legal term, body, organisation, official or English statute, statutory provision or EC directive; and

(ix)
any English statute, statutory provision or EC directive shall in each case in respect of any jurisdiction other than England or a company in any such jurisdiction, notwithstanding sub clause 1.2(c)(viii) (Definitions and interpretation), be deemed to include a reference to all Applicable Law relating to the same subject matter as that English statute, statutory provision or EC directive;

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(d)
save as expressly defined or otherwise set out in sub clause 1.1 (Definitions and interpretation) or this sub clause 1.2 (Definitions and interpretation) or in any other provision of this Agreement, words and expressions which are defined in the CA2006 shall have the meaning attributed to them in the CA2006 when used in this Agreement;

(e)	"sterling" and the sign "£" means pounds sterling in the currency of the United Kingdom;

(f)	the table of contents and headings are for convenience only and shall not affect the interpretation of this Agreement;

(g)	general words shall not be given a restrictive meaning:

(i)	if they are introduced by the word "other" or "including" or similar words by reason of the fact that they are preceded by words indicating a particular class of act, matter or thing; or

(ii)	by reason of the fact that they are followed by particular examples intended to be embraced by those general words;

(h)
where any statement is qualified by the expression "so far as the Warrantors are aware" or "to the best of the Warrantors' knowledge and belief" or any similar expression, it shall be deemed to include an additional statement that it has been made after due and careful enquiry of:

(i)	each Warrantor, Terry Watson, each Other Shareholder, all relevant employees and directors of the Group and Pinsent Masons LLP in respect of each Warranty;

(ii)	Deloitte in respect of the Tax Warranties; and

(iii)
any trustee or similar person responsible for the operation of any the Pension Schemes (but excluding Scottish Widows), in respect of the Warranties set out in paragraph 48 Pensions) of Schedule 4 (Non Tax Warranties) only;

(i)
where any liability or obligation is undertaken by two or more Vendors or Warrantors or any combination of them, the liability or obligation of each of them shall be joint and several, unless expressly stated to the contrary save that any liability or obligation undertaken by the BPE Vendors shall be deemed to be for themselves only in relation to those Shares registered in their name; and

(j)
where any provision is qualified or phrased by reference to the ordinary course of business, such reference shall be construed as meaning the customary course of trading for the business of the Group in the country concerned.

2.	Sale and purchase

2.1	Subject to the provisions of this Agreement, the Vendors shall sell, and the Purchaser shall purchase, the Shares with effect from Completion.

2.2
The Shares shall be sold with the benefit of all rights attaching to or accruing to them as at the date of Completion including all dividends or other distributions declared, paid or made by the Company on or after the date of Completion.

2.3	The Purchaser shall not be obliged to complete the purchase of the Shares unless the sale and purchase of all the Shares is completed simultaneously.

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2.4
Each of the Vendors hereby irrevocably and unconditionally waives all rights of pre emption or similar rights over any of the Shares conferred on him by either the articles of association of the Company or in any other way.

2.5
Each of the Vendors for himself or itself only hereby irrevocably and unconditionally waives all and any claims they have against any Group Company as at Completion and shall indemnify and keep indemnified each Group Company in respect of all and any claims that it or his  Vendor Associates may have against any Group Company as at Completion. Notwithstanding the generality of the above, each Vendor confirms that the performance of any of its Vendor Agreements by a Group Company at any time prior to the date of the agreement is or was in accordance with its terms and no act or omission of a Group Company has caused it to be in default of any such Vendor Agreement.

2.6	Each of the Vendors covenants to the Purchaser for himself or itself only that:

(a)	the Shares set out opposite that Vendor's name in Parts A to C of Schedule 1 (The Vendors) are fully paid up (or credited as fully paid);

(b)
such Vendor is the sole legal and beneficial owner of such Shares and that it has and shall have pursuant to this Agreement the right to transfer the legal and beneficial title to such Shares on the terms of this Agreement and without the consent of any third party and that they are transferred free from any Encumbrance;

(c)
such Vendor has the full power and authority to enter into and perform this Agreement and each of the documents to be executed by it and delivered pursuant to this Agreement, each of which shall constitute valid and binding obligations on it; and

(d)

(i)
in respect of any private individual Vendor, such Vendor is not bankrupt, has not proposed a voluntary arrangement nor has made or proposed any arrangement or composition with his creditors or any class of his creditors and (to the fullest extent applicable) the Warranties set out at paragraph 8 (Insolvency) of Schedule 4 (Non Tax Warranties) shall be deemed to be repeated here but in respect of such Vendor, instead of the Company; or

(ii)
in respect of any corporate Vendor, such Vendor is not insolvent and has not had a petition in respect of its winding up presented and the Warranties set out at paragraph 8 (Insolvency) of Schedule 4 (Non Tax Warranties) shall be deemed to be repeated here but in respect of such Vendor, instead of the Company.

2.7	The Warrantors severally covenant to the Purchaser that:

(a)	the Shares constitute the whole of the allotted and issued share capital of the Company; and

(b)
there is no agreement or commitment outstanding under which the Company or any Group Company is or may be obliged to allot or issue any shares in the capital of the Company or any Group Company or under which any person is or may be entitled to the allotment, issue or transfer of any shares in the capital of the Company or any Group Company.

2.8
None of the covenants set out in sub clause 2.6 (Sale and purchase) is subject to any qualification whatsoever and no letter, document or other communication shall be deemed to constitute a disclosure against these covenants and each Vendor hereby agrees to indemnify and keep indemnified the Purchaser, or at the Purchaser's direction any Group Company, against any breach of such covenants by that Vendor.

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2.9	Part 1, Law of Property (Miscellaneous Provisions) Act 1994 shall not apply to any disposition of the Shares made under or pursuant to this Agreement.

3.	Consideration

3.1	The Initial Cash Consideration is to be satisfied as follows:

(a)	by the payment by the Purchaser of £288,496.36 in accordance with clause 5 (Completion) and the Legacy Shareholders SPAs; and

(b)	by the payment by the Purchaser of the Escrow Amount into the Escrow Account in accordance with clause 5 (Completion).

3.2	The Initial Consideration, and each Shareholder's contribution to the Escrow Amount, shall be apportioned between the Shareholders in accordance with Part 1 of Schedule 1 (The Shareholders).

3.3	Any payment made by the Purchaser pursuant to paragraph 8.5 of part 4 of Schedule 6 shall be treated as Consideration.

4.	Leakage

4.1
Each Vendor for himself or itself only undertakes to the Purchaser to pay to the relevant Group Company immediately on demand an amount equal to the Value of any Leakage received by or for the benefit of him or it or any Vendor Associate of such Vendor.

4.2
Each Vendor undertakes to pay to the Purchaser on demand a sum equal to all costs (including all properly incurred legal costs), expenses or other liabilities which the Purchaser may incur either before or after the commencement of any action in connection with:

(a)	any Leakage received by or for the benefit of him or it or any Vendor Associate of such Vendor;

(b)
any legal proceedings (including, but not limited to, litigation and arbitration) including any application, in respect of any claim made against him or it pursuant to clause 4.1 above in which a judgment, decision or order is made in favour of the Purchaser; or

(c)	the enforcement of any such settlement or judgment.

4.3
If, in respect of or in connection with any claim made against a Vendor pursuant to clause 4.1, any amount payable to the Purchaser by a Vendor is subject to Taxation, the amount to be paid to the Purchaser by the Vendor shall be such as to ensure that the net amount retained by the Purchaser after such Taxation has been taken into account is equal to the full amount which would be payable to the Purchaser had the amount not been subject to Taxation.

4.4	Any payment by any Vendor(s) pursuant to this clause shall (to the extent possible) be treated as a pro rata reduction of the Consideration received by the relevant Vendor(s).

5.	Completion

5.1	Completion shall take place at the offices of the Purchaser's Solicitors immediately after execution of this Agreement (or on such other date, time and place as the parties may agree).

5.2
At Completion, the Vendors shall perform their respective obligations under this Agreement, including, without limitation, those obligations set out in sub clause 7.2 (Release of guarantee(s)) and Schedule 9 (Completion obligations).

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5.3	When the Vendors have complied with the provisions of sub clause 5.2 (Completion), the Purchaser shall:

(a)	pay the Initial Cash Consideration (less the Escrow Amount) to the Vendors' Solicitors Account in accordance with clause 18 (Payments) or otherwise as in accordance with the Legacy Shareholders SPAs;

(b)
pay the Escrow Amount into the Escrow Account on Completion or as soon as practicable after such Escrow Account has been opened, whichever is later (to be held in accordance with clause 6 (Escrow); and

(c)	take such steps as may be required to enable the relevant Group Company to repay or redeem (as applicable) the following in full:

(i)	the Bank Debt;

(ii)	the BPE Debt; and

(iii)	the Loan Notes.

5.4
Each party to this Agreement undertakes to indemnify and keep indemnified the others in respect of any document which such indemnifying party is obliged to deliver under this Agreement being unauthorised, invalid or for any other reason ineffective.

6.	Escrow Amount

6.1	On Completion:

(a)	the Warrantors' Representative and the Purchaser shall enter into the Escrow Account Instruction Letter;

(b)
the Warrantors' Representative shall procure that the Vendors' Solicitors execute the Escrow Account Instruction Letter and deliver to the Bank any necessary documents pursuant to that Escrow Account Instruction Letter; and

(c)
the Purchaser shall procure that the Purchaser's Solicitors execute the Escrow Account Instruction Letter and deliver to the Bank any necessary documents pursuant to that Escrow Account Instruction Letter.

6.2	The parties undertake to procure that the Stakeholders operate the Escrow Account in accordance with the provisions of this clause 6 and in accordance with the Escrow Account Instruction Letter.

6.3	The Warrantors' Representative and the Purchaser irrevocably undertake only to instruct the Stakeholders pursuant to the Escrow Account Instruction Letter as follows:

(a)
to instruct the Escrow Bank to pay to the Purchaser (or as it may direct) out of the Escrow Account, (as soon as reasonably practicable following notification that it is payable) the amount (to the extent it can be met by the sum standing to the credit of the Escrow Account) admitted by the Vendors' Representatives or determined or awarded by any court of competent jurisdiction or in any arbitration (including any costs which may have been admitted, determined or awarded in favour of the Purchaser) from which there is no further appeal, the time period for appeal has lapsed or the right to appeal has been waived ("finally determined"), as being due to the Purchaser in respect of any Claim in respect of the provisions of this Agreement together with interest earned on it to the date of payment;

(b)	subject to paragraph (c):

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(i)	on the First Escrow Release Date to instruct the Bank to pay 25% of the then current balance from the Escrow Account; and

(ii)
on the Second Escrow Release Date to instruct the Bank to release the whole of the monies then standing to the credit of the Escrow Account, including interest accrued on the Escrow Amount and any other monies deposited in the Escrow Account pursuant to the terms of the Tax Schedule,

(less any taxation on it to which the Stakeholders may be accountable and any charges and expenses incurred by them in relation to the monies held in the Escrow Account), which monies the Shareholders shall be entitled to pro rata to their contributions to the Escrow Amount pursuant to Clause 3.2 to the Vendors' Solicitors who are irrevocably authorised to receive it (and such instruction to the Bank shall be a valid discharge by the Stakeholders);

(c)
subject to paragraph (d), to retain in the Escrow Account any amount notified to the Warrantors' Representative prior to the relevant First Escrow Release Date or the Second Escrow Release Date (as applicable) as being claimed by the Purchaser in respect of any Claim pending it being finally determined provided that (i) if the Warrantor's Representative notifies the Purchaser in writing prior to the First Escrow Release Date or the Second Escrow Release Date (as applicable) that the amount to be retained in the Escrow Account is not acceptable, the provisions of clause 6.4 shall apply and (ii) the Warrantors would be liable for that Claim at the First Escrow Release Date or the Second Escrow Release Date, as appropriate (having regard to the provisions of clause 12 (Limitations on liability)); and

(d)
to instruct the Escrow Bank to pay out of the Escrow Account as soon as practicable to the Vendors' Solicitors who are irrevocably authorised to receive it (and such instruction to the Bank shall be a valid discharge by the Stakeholders), any monies retained pursuant to paragraph (c) if legal proceedings have not been commenced by a claim form being issued and served on the Warrantors' Representative in respect of the Claim within the period of 6 months from the date of notification issued pursuant to paragraph (c).  For the avoidance of doubt, the issue of legal proceedings shall mean the issue of a claim form or any equivalent originating process formally commencing proceedings in any court of competent jurisdiction and proceedings will be deemed to be served where service has been properly effected in accordance with one of the methods prescribed by the court having jurisdiction;

6.4	In the event of notification by the Warrantors' Representative pursuant to sub clause 6.3(c) the following provisions shall apply:

(a)	the Purchaser shall refer the relevant Claim to counsel (of at least 10 year's call) ("Counsel");

(b)
Counsel shall determine whether the Claim in respect of which the retention is proposed to be made is bona fide and whether the amount proposed to be retained in respect of such Claim is a reasonable estimate by the Purchaser of the Warrantors' liability in respect of such Claim;

(c)
if Counsel decides that the amount proposed to be retained is excessive (and "excessive" shall mean at least 10% more than the amount estimated by Counsel), an amount equal to the amount in excess of the Counsel's reasonable estimate of the quantum of the claim shall be released from the Escrow Account within 5 Business Days of such determination;

(d)
Counsel shall act as an expert and not as an arbitrator and his or her opinion as regards the matters in question shall be final and binding on the parties.  For the avoidance of doubt, this shall only relate to the Purchaser's entitlement to retain funds in the Escrow Account and shall not be binding in relation to the amount which may be payable by the Warrantors in respect of any Claim; and

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(e)
the expenses incurred in connection with reference to the Counsel shall be borne equally by the Purchaser (on the one hand) and the Warrantors (on the other hand) unless Counsel determines that the Purchaser has proposed to retain funds that are excessive (as defined in paragraph (c) above), in which case the Purchaser shall pay the cost of such Counsel.

6.5
The payment to the Purchaser of any sums out of the Escrow Account in respect of any claim shall not prejudice its right to recover any further sum due to it for that or any other claim not satisfied by the Escrow Amount.

6.6
Where any amounts of the Escrow Amount have been paid to the Vendors Solicitors pursuant to this clause, the Vendors shall procure that the Vendors Solicitors shall distribute such amounts to the Shareholders according to their proportionate entitlement to the Consideration set out opposite their name in Schedule 1.

7.	Release of guarantee(s)

7.1
The Purchaser shall use all reasonable endeavours (short of actual payment of any monies or the substitution of the relevant Vendor by any person other than the Purchaser or any Purchaser Group Company) after Completion to procure the release of the Vendors as soon as practicable from any guarantee, suretyship, indemnity, counter indemnity, bonding liability, letter of comfort or support or similar obligation given by them for the benefit of the Group (subject to such guarantee, suretyship, indemnity, counter indemnity, bonding liability, letter of comfort or support or similar obligation having been Disclosed) forthwith upon being notified of its existence or otherwise becoming aware of it.

7.2	On Completion the Vendors shall:

(a)
release or procure the release of each Group Company from any guarantee, suretyship, indemnity, counter indemnity, bonding liability, letter of comfort or support or similar obligation given by the any Group Company to any person in respect of any liabilities or obligations of any Vendor or any Vendor Associate and shall indemnify and keep indemnified the Purchaser and each Group Company in relation to any such guarantee suretyship, indemnity, counter indemnity, bonding liability, letter of comfort or support or similar obligation; and

(b)	save as otherwise expressly provided in this Agreement, be deemed to have irrevocably and unconditionally released each Group Company from all other liabilities to any Vendor or any Vendor Associate.

8.	Post Completion matters

8.1
Each Vendor for himself only in relation to the Shares which he is selling to the Purchaser irrevocably undertakes to the Purchaser that, for as long as it remains the registered holders of the Shares after Completion, he shall:

(a)
hold the Shares and any dividends and other moneys or assets paid or distributed in respect of them and all rights arising out of or in connection with them from Completion in trust for the Purchaser; and

(b)
deal with the Shares and all such dividends, distributions and rights as the Purchaser may direct from Completion until the date on which the Purchaser or its nominee is entered in the register of members of the Company as the holder of the Shares.

8.2
Each Vendor irrevocably and unconditionally appoints the Purchaser as its attorney to do and perform any acts and things which the Purchaser in its absolute discretion considers necessary or desirable in connection with the Shares from Completion until the date on which the Purchaser or its nominee is entered in the register of members of the Company as the holder of the Shares, including (without prejudice to the generality of the foregoing):

17

(a)
exercising any rights, privileges or duties attaching to the Shares including, without limitation, receiving notices of, and attending and voting at, all meetings of the shareholders of the Company and meetings of the members of any particular class of the Shares and all or any adjournment of such meetings; and

(b)
completing and delivering any consents, proxies or resolution and any other documents required to be signed by a Vendor as a member of the Company from Completion until the date on which the Purchaser or its nominee is entered in the register of members of the Company as the holder of the Shares.

8.3
For the purpose of sub clause 8.2 (Post Completion matters), each Vendor irrevocably and unconditionally authorises the Company from Completion to send any notices in respect of its shareholding to the Purchaser and the Company shall not be required also to send such notices the relevant Vendor.

8.4
Each Warrantor undertakes to disclose in writing to the Purchaser anything which he is aware is likely to give rise to a Claim or any other claim under this Agreement or which is inconsistent with the contents of the Disclosure Letter promptly (and in any case within one week) when it comes to the notice of any of them after Completion.

8.5	In the event that the EST Termination Arrangements are not complete at Completion then:

(a)
the Warrantors undertake to procure that as soon as reasonably practicable following Completion the Company take all such actions within its power necessary to complete and procure that the Trustee completes the EST Termination Arrangements; and

(b)	the Purchaser shall allow the Warrantors to take all such necessary steps and provide the necessary authorisations to the Trustee to allow the Warrantors to act on its behalf if required,

provided that the Warrantors shall ensure that the Purchaser receives copies of all material correspondence and documents relating to the EST Termination Arrangements and is given an opportunity to comment on the arrangements and related documents prior to their implementation and/or execution (as appropriate).

8.6
In the event that upon Completion Praxis Trustees Limited has not retired as trustee of the EBT and been replaced by Andrew Tiplady and Peter McQuilkin then the provisions of clause 8.5 shall apply mutatis mutandis to such retirement and replacement.

9.	Warranties

9.1	The Warrantors jointly and severally warrants to the Purchaser in the terms of the Warranties at the date of this Agreement.

9.2	The Warrantors acknowledge that they give the Warranties with the intention of inducing the Purchaser to enter into this Agreement and that the Purchaser does so in reliance on the Warranties.

9.3
Each of the Warranties is a separate and independent Warranty and shall not be limited by reference to any other Warranty or anything in this Agreement (save to the extent expressly provided to the contrary in Schedule 5 (Limitations on liability) or paragraph 6 of the Tax Schedule).

9.4
Unless the context otherwise permits or requires, each of the Warranties given by or relating to the Company shall be deemed to be given by or relate to all Group Companies (or each or any of them as the context requires) and any reference to the Company in a Warranty shall be deemed to be a reference to all Group Companies (or each or any of them as the context requires).

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9.5	The only warranty given in respect of a claim for product liability is the warranty set out in paragraph 22 of Schedule 4.

10.	Tax Covenant

The Warrantors covenant to the Purchaser in the terms of the Tax Covenant.

11.	Purchaser's remedies

11.1
The rights and remedies of the Purchaser in respect of any breach of the Warranties or the Tax Covenant or of any other provision of this Agreement shall not be affected by Completion or by any investigation made, or which could have been made, by it or on its behalf into the affairs of the Group Companies or by any other event or matter whatsoever, except by a specific and duly authorised written waiver or release by the Purchaser.

11.2
If any Claim or claim under any other provision of this Agreement is made, save in the event of fraud, no Vendor shall make any claim against any Group Company or any director or employee of any Group Company (each a "Relevant Person") on whom it may have relied before agreeing to any provisions of this Agreement or authorising any statement in the Disclosure Letter.  This sub clause shall not preclude any Vendor from claiming against any other Vendor under any right of contribution or indemnity to which he may be entitled.

11.3
In the event of a Warranty Claim, without prejudice to the right of the Purchaser to claim damages on any basis available to it or to any other right or remedy available to it, the Warrantors undertake to pay on demand in cash to the Purchaser, or at the Purchaser's direction, the relevant Group Company, a sum by way of damages as agreed between the Warrantors and the Purchaser or, in default of such agreement, as determined by order of a court of competent jurisdiction, whichever is equal to the higher of:

(a)
an amount sufficient to put the Group or the relevant Group Company into the position which would have existed if the Warranties had been true and accurate in all respects or not misleading when given;

(b)	an amount equal to the resulting diminution in value of the Shares;

(c)
the amount by which the assets of the Group or the relevant Group Company at the Accounts Date were less, or less valuable, or its liabilities greater, than the values at which the same were included in the Accounts or (if the Purchaser so elects) than they would have been if the Warranty concerned had been true and accurate in all respects and not misleading; and

(d)
the amount by which the profitability of the Group or the relevant Group Company is less, or its losses greater, than it or they would have been if the Warranty concerned had been true and accurate in all respects and not misleading, calculated on the same basis as if such reduction in profitability or increase in losses were suffered as the result of an actionable wrong done to the Group.

11.4	This sub clause applies if at any time the Purchaser makes any Warranty Claim against any Warrantor in circumstances where:

(a)	no Disclosure has been made in the Disclosure Letter; or

(b)	the Purchaser has no actual knowledge of the matters which could give rise to a breach of a Warranty,

19

and (notwithstanding the express provisions of this Agreement) such Warrantor avoids or limits liability as a result of a court of competent jurisdiction holding that the Warranty Claim (or any part of it) should fail or the quantum recoverable should be reduced because the Purchaser is deemed to have knowledge of the matters which give rise to the breach of Warranty.  The Warrantors covenant to pay to the Purchaser on demand an amount equal to the amount which the Purchaser would have been entitled to recover from the Warrantors but for the Purchaser having or being deemed to have knowledge of the matters giving rise to the breach of Warranty.

11.5
The Warrantors undertake to pay to the Purchaser on demand a sum equal to all properly incurred costs (including all properly incurred legal costs), expenses or other liabilities which the Purchaser may incur either before or after the commencement of any action in connection with:

(a)	the settlement of any Non Tax Claim;

(b)
any legal proceedings (including, but not limited to, litigation and arbitration) including any application, in respect of any Non Tax Claim in which a judgment, decision or order is made in favour of the Purchaser; or

(c)	the enforcement of any such settlement or judgment.

11.6	Any amount paid by the Warrantors to the Purchaser in respect of any of the provisions of this Agreement shall be treated as paid to the Purchaser by way of pro rata reduction in the Consideration.

11.7
If, in respect of or in connection with any Warranty Claim, any amount payable to the Purchaser by the Warrantors is subject to Taxation, the amount to be paid to the Purchaser by the Warrantors shall be such as to ensure that the net amount retained by the Purchaser after such Taxation has been taken into account is equal to the full amount which would be payable to the Purchaser had the amount not been subject to Taxation.

12.	Limitations on liability

The liability of each of the Warrantors and each of the Vendors under this Agreement shall be limited as provided in Schedule 5 (Limitations on liability) but provided always that notwithstanding any other provision in this Agreement, the provisions of this clause 12 (Limitations on liability) and Schedule 5 (Limitations on liability) and part 4 of the Tax Schedule shall not apply to any Claim made against a Warrantor to the extent that the Claim (or the delay in the discovery of it) is the consequence of or is increased as a consequence of any fraud or dishonesty or any wilful misstatement, wilful concealment or wilful omission on the part of that Warrantor or his advisers.

13.	Indemnities

13.1	The Warrantors irrevocably undertake to indemnify and keep indemnified the Purchaser:

(a)
in relation to any claim made by the Other Shareholders, Des Miles, Howard Beaumont and Paul Hill against a Group Company relating to the non payment of any bonus or similar payments to them in the period prior to Completion;

(b)
in relation to any and all liabilities of any kind whatsoever and howsoever arising in any jurisdiction whatsoever in respect of the establishment, operation or winding up of the EBT and/or the EST provided that this indemnity shall not apply to any liability arising as a result of the Purchaser's breach of clause 8.5 of this Agreement;

(c)
in relation to the historic termination of the sole distributor agreement between Femcare Limited and Porges SA, dated 1 November 2003 and the subsequent appointment by Femcare-Nikomed Limited of Laborie Medical Technologies Europe Limited;

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(d)	in relation to:

(i)	any defects in title or ownership (whether legal or beneficial) of the Shares or any Subsidiary Shares;

(ii)	any defects in the transfer or allotment or issue of any of the Shares or any Subsidiary Shares;;

(iii)	any other defects affecting the authorised and/or issued share capital of the Company or any Group Company or causing the same to be uncertain; or

(iv)
any Encumbrances or other claims which may subsist or arise in connection with any of the Shares or any Subsidiary Shares; as a result of any of the matters referred to in paragraphs (i) to (iii) above, provided that a Warrantor shall not be required to indemnify the Purchaser in respect of any of the above matters if such matter relates wholly to a Share held by another Shareholder; or

(e)	in relation to:

(i)	any omissions to file or any errors or delays in filings of any documents, forms, information or monies at Companies House;

(ii)
any material omission in or material error on the face of any of the Company's statutory or other company books and records required to be kept by law or the failure of the Company to adopt any such books or records;

(iii)	any omission on the face of any share certificates issued by the Company; or

(iv)	any failure by the Company or any other person to pay any taxes, duties or levies due on any documents which relate to the Company.

14.	Protection of goodwill

14.1
In order to assure to the Purchaser the full benefit of the business and goodwill of the Group, each Warrantor and Terry Watson undertakes on his own behalf that (save as may be bona fide in fulfilling his duties as an employee of a Purchaser Group Company thereafter) he shall not directly or indirectly (whether as principal, shareholder, partner, employee, agent or otherwise), whether on his own account or in conjunction with or on behalf of any other person, do any of the following things:

(a)
during the Restricted Period carry on or be engaged, concerned or interested in (except as the holder of shares in a company whose shares are listed on a recognised investment exchange or overseas investment exchange (as such terms are defined in Sections 285 and 313, Financial Services and Markets Act 2000) which confer not more than 1% of the votes which could normally be cast at a general meeting of that company) any business:

(i)	which competes with the Restricted Business within the Territory; or

(ii)
which does not compete with the Restricted Business but with the intention that the Warrantor will help such business to develop female surgical contraception, tubal ligation devices, suprapubic catheterisation or basic laser fibre technology for kidney stone treatment; or

(b)	during the Restricted Period canvass or solicit or seek to entice away the custom of any Client or Prospective Client for the purposes of providing Restricted Business within the Territory; or

21

(c)	during the Restricted Period accept orders for the provision of Restricted Business within the Territory in respect of any Client or Prospective Client; or

(d)
during the Restricted Period endeavour to entice away from any Group Company or encourage to terminate his employment with any Group Company (whether or not such termination would be a breach of his contract of employment) any Senior Employee; or

(e)	subject to paragraph 14.2 below during the Restricted Period employ or otherwise engage any Senior Employee; or

(f)
save as required by law, during the Restricted Period do or say anything likely or calculated to lead any person to withdraw from or cease to continue offering to any Group Company any rights (whether of purchase, sale, import, distribution, agency or otherwise) then enjoyed by it or in any other way to cease to do business or reduce the amount of business it transacts with any Group Company; or

(g)
save in the circumstances referred to in sub clause 15.10 (Confidentiality), disclose to any other person any information which is secret or confidential to the business or affairs of the Group or any Purchaser Group Company or use any such information to the detriment of the business of the Group or any Purchaser Group Company for so long as that information remains secret or confidential; or

(h)
in relation to a business which is competitive or is likely to be competitive with the Restricted Business, use any trade or business name or distinctive mark, style or logo used by or in the business of any Group Company at Completion or anything intended or likely to be confused with it.

14.2	Nothing in paragraph 14.1 above shall prevent any Warrantor from:

(a)
considering or accepting an application for employment from a Senior Employee in response to a recruitment advertisement published generally and not specifically directed at any Senior Employee nor responding to an approach by such a Senior Employee which a Warrantor can establish from their records as having been initiated by such Senior Employee without any encouragement or other solicitation from the Warrantor; and/or

(b)
being employed or engaged by a company or business that does not compete with the Restricted Business but which employs or otherwise engages a Senior Employee and a Warrantor can establish from their records that such employment or engagement was prior to the Warrantor's involvement with such business or company.

14.3
Each undertaking contained in this clause 14 (Protection of goodwill) shall be construed as a separate and independent undertaking and, while the restrictions set out in this clause are considered by the parties to be reasonable in all the circumstances, it is agreed that if any one or more of such restrictions shall, either taken by itself or themselves together, be adjudged to go beyond what is reasonable in all the circumstances for the protection of the Purchaser's legitimate interests but would be adjudged reasonable if any particular restriction or restrictions were deleted or any part or parts of the wording thereof were deleted, restricted or limited in any particular manner (including without limitation any reduction in their duration or geographical scope) then the said restrictions shall apply with such deletions, restrictions or limitation as the case may be.

14.4
Each of the Warrantors and Terry Watson agrees that, having regard to the facts and matters set out above and having taken professional advice, the restrictions contained in this clause 14 (Protection of goodwill) are reasonable and necessary for the protection of the legitimate business interests of the Purchaser.

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15.	General

15.1	Entire agreement

This Agreement and all of the documents in the agreed form sets out the entire agreement and understanding between the parties and supersedes all prior agreements, understandings or arrangements (whether oral or written) in respect of the subject matter of this Agreement.

15.2	Contracts (Rights of Third Parties) Act 1999

(a)
Save as expressly provided in sub clause (b), no term of this Agreement (whether express or implied) is enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 or otherwise by any person who is not a party to it.

(b)	Subject to sub clause 15.4(b) (Variation):

(i)	the Company may enforce sub clause 8.3 (Post completion matters);

(ii)	Each Group Company may enforce:

(A)	sub clause 2.5 (Sale and Purchase);

(B)	sub clause 5.4 (Completion);

(C)	sub clause 7.2 (Release of Guarantee(s)); and

(iii)	Each Relevant Person (as such is defined) may enforce sub clause 11.2 (Purchaser's remedies).

(iv)	Each Legacy Shareholder may enforce any provisions of this Agreement relating to the payment of the relevant part of the Consideration (including the Escrow Amount) to that Legacy Shareholder.

15.3	Assignment

(a)
This Agreement shall be binding on and enure for the benefit of the successors in title of the parties but, except as set out in sub paragraphs (b) and (c), shall not be assignable by any party without the prior written consent of the other.

(b)
The Purchaser may not assign the benefit of this Agreement (including, without limitation, the Warranties) other than to any Purchaser Group Company, or by way of security to any bank or financial institution financing or refinancing the transaction which is the subject of this Agreement and, in the event of any such assignment, all references in this Agreement to the Purchaser shall be deemed to include its assigns.

15.4	Variation

(a)	Subject to sub-paragraph (b), no purported variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties.

(b)
Pursuant to Section 2(3)(a), Contracts (Rights of Third Parties) Act 1999, the parties, in accordance with sub paragraph (a), may without limit or restriction vary this Agreement or any provision of it which may be enforced by a third party or otherwise amend this Agreement in such a way as to extinguish or alter such third party's entitlement under any such provision without the consent of that third party.

23

15.5	Effect of Completion

Except to the extent already performed, all the provisions of this Agreement shall, so far as they are capable of being performed or observed, continue in full force and effect notwithstanding Completion.

15.6	Invalidity

To the extent that any provision of this Agreement is found by any court or competent authority to be invalid, unlawful or unenforceable in any jurisdiction, that provision shall:

(a)	be deemed not to be a part of this Agreement;

(b)	not affect the enforceability of the remainder of this Agreement; and

(c)	not affect the validity, lawfulness or enforceability of that provision in any other jurisdiction.

15.7	Releases and waivers

(a)
The rights, powers and remedies conferred on any party by this Agreement and the remedies available to any party are cumulative and are additional to any right, power or remedy which it may have under general law or otherwise.

(b)
Any party may, in whole or in part, release, compound, compromise, waive or postpone, in its absolute discretion, any liability owed to it or right granted to it in this Agreement by any other party or parties without in any way prejudicing or affecting its rights in respect of that or any other liability or right not so released, compounded, compromised, waived or postponed.

(c)
No single or partial exercise, or failure or delay in exercising any right, power or remedy by any party shall constitute a waiver by that party of, or impair or preclude any further exercise of, that or any right, power or remedy arising under this Agreement or otherwise.

15.8	Further assurance

After Completion, the Vendors shall execute such documents and take such steps as the Purchaser may reasonably require to vest the full title to the Shares in the Purchaser, to fulfil the provisions of this Agreement and to give the Purchaser the full benefit of this Agreement.

15.9	Counterparts

(a)	This Agreement may be executed in any number of counterparts and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

(b)	Each counterpart, when executed, shall be an original of this Agreement and all counterparts shall together constitute one instrument.

15.10	Confidentiality

Each Vendor shall treat (and procure that each of its Vendor Associates shall treat) as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to the provisions or subject matter of this Agreement, to any other party or to the negotiations relating to this Agreement.

15.11	Default Interest

If any party defaults in the payment when due of any sum payable under this Agreement (whether payable by agreement or by an order of a court or otherwise), the liability of that party shall be increased to include interest on that sum from the date when such payment was due until the date of actual payment at a rate per annum of 2% above the base rate from time to time of NatWest Bank PLC.  Such interest shall accrue from day to day and shall be compounded annually.

24

16.	Announcements

16.1
Except as provided in sub clause 16.2 (Announcements), no announcement, circular or other communication (whether oral or written) concerning the terms of this Agreement (or the transaction contemplated or referred to in it) shall be made or issued by or on behalf of any of the parties without the prior written consent of the Purchaser and the Vendors' Representatives, such consent not to be unreasonably withheld or delayed.

16.2
Any announcement, circular or other communication made or issued by or on behalf of any party which is required by law or the rules of any regulatory or governmental body to which such party is subject, including, without limitation, any stock exchange on which any securities of such party are listed, may be made or issued by or on behalf of that party without consent if it has first sought consent and given the other parties a reasonable opportunity to comment on the subject matter and form of the announcement or circular (given the time scale within which it is required to be released or despatched).

16.3	Nothing in this clause 16 (Announcements) shall restrict the Purchaser or any other Purchaser Group Company from:

(a)	disclosing any and all required details of:

(i)	the transactions contemplated by this Agreement or any Agreed Form document;

(ii)	the Company or any Group Company; and/or

(iii)	the terms of this Agreement (including making a public filing of this Agreement),

to or at the request of the Securities Exchange Commission or any other regulatory or governmental body to which the Purchaser or any member of the Purchaser's Group is subject, including, without limitation, any stock exchange on which any securities of such Purchaser or member of the Purchaser's Group are listed,

(b)
providing information regarding the acquisition of the Group to its shareholders, provided that any such information does not contain any statement of fact, opinion, belief or otherwise which is intended to adversely affect the reputation or prospects of the Vendors; or

(c)
informing customers or suppliers of the acquisition of the Company by the Purchaser after Completion, provided that any such information does not contain any statement of fact, opinion, belief or otherwise which is intended to adversely affect the reputation or prospects of the Vendors.

17.	Costs and expenses

17.1
Except as set out in sub-clause 17.2 (Costs and expenses) or otherwise expressly provided in this Agreement, each party shall bear its own costs and expenses incurred in the preparation, execution and implementation of this Agreement and in respect of all corporate finance advice provided to it.

17.2	The Purchaser shall pay all stamp and other transfer duties and registration fees applicable to any document to which it is a party and which arise as a result of or in consequence of this Agreement.

25

18.	Payments

18.1	Save as expressly provided to the contrary in this Agreement and subject to sub clause 18.2 (Payments):

(a)	any payment to be made pursuant to this Agreement by the Purchaser to the Vendors shall be made to the Vendors' Solicitors' Account;

(b)
any payment to be made pursuant to this Agreement by the Vendors to the Purchaser shall be made to the Purchaser's bank account details of which will be provided by the Purchaser to the Vendors Representatives in writing;

(c)
payment under sub clauses (a) and/or (b) shall be in immediately available funds by electronic transfer on the due date for payment.  Receipt of the amount due shall be an effective discharge of the relevant payment obligation; and

(d)	if any sum due for payment is not paid on its due date in accordance with this Agreement, default interest shall accrue in accordance with sub clause 15.11 (Default Interest).

18.2
The Initial Cash Consideration shall be satisfied by payment to the Vendors' Solicitors whose receipt on behalf of the Shareholders shall be good discharge of the obligation to make the relevant payment and the Purchaser shall not be obliged to enquire as to the due apportionment thereof as between the Shareholders.

19.	Notices

19.1
Any notice to a party under this Agreement shall be in writing signed by or on behalf of the party giving it and shall, unless delivered to a party personally, be left at, or sent by prepaid first class post, prepaid recorded delivery to the address of the party as set out in Part 2 of Schedule 1 or as otherwise notified in writing from time to time.  For this purpose, any party not ordinarily resident in the United Kingdom shall maintain an address for service within the United Kingdom.

19.2	Except as referred to in sub clauses 19.3 and 19.4 (Notices), a notice shall be deemed to have been served:

(a)	at the time of delivery if delivered personally; and

(b)	48 hours after posting in the case of an address in the United Kingdom and 96 hours after posting for any other address.

19.3	If the deemed time of service is not during normal business hours in the country of receipt, the notice shall be deemed served after the opening of business on the next Business Day of that country.

19.4
The deemed service provisions set out in sub clause 19.2 (Notices) shall not apply to a notice served by post, if there is a national or local suspension, curtailment or disruption of postal services which affects the collection of the notice or is such that the notice cannot reasonably be expected to be delivered within 48 hours or 96 hours (as appropriate) after posting.

19.5	In proving service it shall be sufficient to prove:

(a)	in the case of personal service, that it was handed to the party or delivered to or left in an appropriate place for receipt of letters at its address; and

(b)	in the case of a letter sent by post, that the letter was properly addressed, stamped and posted.

19.6	A party shall not attempt to prevent or delay the service on it of a notice connected with this Agreement.

20.	Governing law and jurisdiction

20.1	This Agreement and any dispute, claim or obligation (whether contractual or non contractual) arising out of or in connection with it, its subject matter or formation shall be governed by English law.

20.2
The parties irrevocably agree that the English courts shall have exclusive jurisdiction to settle any dispute or claim (whether contractual or non contractual) arising out of or in connection with this Agreement, its subject matter or formation.

In witness whereof the parties or their duly authorised representatives have executed this Agreement as a deed and delivered it at the date first appearing at the head of this Agreement.

26

Schedule 1

Part 1

(The Shareholders)

PART A The BPE Vendors

Names	Company number (where relevant)	Address or Registered Office	Country of incorporation (where relevant)	Number of Shares	Consideration (%)	Initial Cash Consideration	Limit of Liability for the purposes of paragraph 1 of Schedule 5 (£)
Clink Street Nominees Limited	2223016	1 Churchill Place, London E14 5HP	England and Wales	25,828 B ordinary	2.583%	£59,107.28	£59,107.28
Eurovent Societe Civile		Centre d'affaires, Paris-Trocadero 112 avenue kleber, F-75116, Paris	France	553 B ordinary	0.055%	£1,265.54	£20,083.64
Barclays Private Equity European Fund A		5 The North Colonnade, Canary Wharf, London E14 4BB	-	139,592 B ordinary	13.959%	£319,455.78	£5,068,276.76
Barclays Private Equity European Fund B		5 The North Colonnade, Canary Wharf, London E14 4BB	-	66,253 B ordinary	6.625%	£151,619.75	£2,405,489.57
Barclays Private Equity European Fund C		5 The North Colonnade, Canary Wharf, London E14 4BB	-	47,392 B ordinary	4.739%	£108,456.42	£1,720,678.11
Barclays Private Equity European Fund D		5 The North Colonnade, Canary Wharf, London E14 4BB	-	26,372 B ordinary	2.637%	£60,352.23	£957,505.62
Barclays Private Equity PVLP Limited Partnership		5 The North Colonnade, Canary Wharf, London E14 4BB	-	69,487 B ordinary	6.949%	£159,020.75	£3,227,823.20
Barclays Industrial Investments Limited	1444637	1 Churchill Place, London E14 5HP	England and Wales	158,878 B ordinary	15.888%	£363,591.72	£6,990,362.76
Barclays Private Equity European Fund GmbH & Co KG		AM Platzl 480331 Munchen, Germany	-	4,739 B ordinary	0.474%	£10,845.18	£172,073.62
BPE European Partner LP		50 Lothian Road, Edinburgh	-	1,818 B ordinary	0.182%	£4,160.49	£65,992.43
Parallel Venture Nominees No 2 Limited		49 St James's Street, London SW1A 1JT	England and Wales	4,088 B ordinary	0.409%	£9,355.37	£9,355.37

27

PART B: The Warrantors

Names	Address	Number of Shares	Consideration (%)	Initial Cash Consideration	Limit of Liability for the purposes of paragraph 1 of Schedule 5 (£)	Limit of Liability for the purposes of paragraph 2(i) of Schedule 5 (£)
Adam Peter McQuilkin	Jack's Barn, Norwell Woodhouse, Newark, Nottinghamshire NG23 6NG	70,000 A ordinary	7%	£160,194.74	£144,175.27	£4,175.27
Roy Smith	Silver Thatch, Silver Street Hordle, Lymington, Hampshire SO41 6DF	140,000 A ordinary	14%	£320,389.49	£288,350.54	£8,350.54
John Anthony Willis	3 Shepherds Way, Everton, Nr Lymington, Hampshire SO41 0DB	55,000 A ordinary	5.5%	£125,867.30	£90,624.46	£0

PART C: Terry Watson

Names	Address	Number of Shares	Consideration (%)	Initial Cash Consideration	Limit of Liability for the purposes of paragraph 1 of Schedule 5 (£)
Terence Watson	1 Dawnway Drive, Swarland, Northumberland NE65 9BA	75,000 A ordinary	7.5%	£171,637.23	£123,578.80

28

PART D: The Other Shareholders

Names	Address	Number of Shares	Consideration (%)	Initial Cash Consideration
Julie Thornley	Ashdene, 30 Main Road, Colden Common, Winchester, Hampshire SO21 1RR	10,000 A Ordinary	1%	£22,884.96
Steve Verdin	33 Glebe Villas, Hove, East Sussex BN3 5SL	5,000 A Ordinary	0.5%	£11,442.48

PART E: The Legacy Shareholders

Names	Address	Number of Shares	Consideration (%)	Initial Cash Consideration
Christos George Lambrianos	27 Mavromichali Street, Filothei, Athens 152-37 Greece	25,000 C ordinary	2.5%	£57,212.41
Gilbert Marcus Filshie	The End House, Pembroke Drive, Mapperley Park, Nottingham NG35 BG	25,000 C ordinary	2.5%	£57,212.41
The West Corporation (as trustees of The McQuilkin Family Settlement)	PO Box 16, Analyst House, 20-26 Peel Road, Douglas, Isle of Man	25,000 C ordinary	2.5%	£57,212.41
Appleby Trust Jersey Limited (as trustees of The Bedfordview Trust)	PO Box 207, Piermont House, 33-35 Piermont Road, St Helier, Jersey, Channel Islands JE1 1BD	25,000 C ordinary	2.5%	£57,212.41

29

Part 2

(Addresses for service)

Name of party	Address for service	Marked for the attention of
Each Vendor	As above	The relevant Vendor
Vendors' Representatives	Roy Smith – As above Phil Griesbach – Barclays Private Equity Ltd 4th Floor Bank House 8 Cherry Street Birmingham B2 5AZ	Roy Smith, Phil Griesbach
Warrantors' Representative	Roy Smith – As above Copied to Phil Griesbach – As above
Purchaser	7043 South 300 West, Midvale, Utah 84047 USA	Kevin Cornwell

30

AGREED FORM

Schedule 2

Part 1

(The Company)

Company name	Femcare Group Limited
Registered number	05147637
Date of incorporation	08/06/2004
Place of incorporation	United Kingdom
Address of registered office	Stuart Court, Spursholt Place Salisbury Road, Romsey Hampshire SO51 6DJ
Issued share capital	£10,000 divided into 355,000 A ordinary shares of £0.01 each; 545,000 B ordinary shares of £0.01 each; and 100,000 C ordinary shares of £0.01 each
Charges	Lloyds TSB Bank plc – Omnibus Guarantee and Set-Off Agreement – all monies due. Created 27/08/2004. Registered 04/09/2004.
Lloyds TSB Bank plc – Debenture – all monies due. Created 27/08/2004. Registered 04/09/2004.
Directors	Adam Peter McQuilkin Roy Smith Terence Watson John Anthony Willis
Secretary	John Anthony Willis
Accounting reference date	31 March
Auditors	Deloitte LLP
Tax residence	United Kingdom

AGREED FORM

Part 2

(The Group Companies)

Company name	Femcare Distribution Limited
Registered number	04329399
Date of incorporation	27/11/2001
Place and jurisdiction of incorporation	United Kingdom
Address of registered office	Stuart Court, Spursholt Place Salisbury Road, Romsey Hampshire SO51 6DJ
Issued share capital	£800 divided into 800 ordinary shares of £1 each
Charges	Lloyds TSB Bank plc – Debenture Deed – all monies due. Created 27/08/2004. Registered 04/09/2004.
Lloyds TSB Bank plc – Omnibus Guarantee and Set-Off Agreement – all monies due. Created 27/08/2004. Registered 04/09/2004.
Directors	Adam Peter McQuilkin Roy Smith
Secretary	John Anthony Willis
Accounting reference date	31 March
Auditors	Deloitte LLP
Tax residence	United Kingdom
Shareholder(s)	Femcare Group Limited

AGREED FORM

Company name	Femcare Limited
Registered number	01650215
Date of incorporation	12/07/1982
Place and jurisdiction of incorporation	United Kingdom
Address of registered office	Stuart Court, Spursholt Place Salisbury Road, Romsey Hampshire SO51 6DJ
Issued share capital	£8000 divided into 8000 ordinary shares of £1 each
Charges	Lloyds TSB Bank plc – Debenture Deed – all monies due. Created 27/08/2004. Registered 04/09/2004.
Lloyds TSB Bank plc – Omnibus Guarantee and Set-Off Agreement – all monies due. Created 27/08/2004. Registered 04/09/2004.
Directors	Adam Peter McQuilkin Roy Smith
Secretary	John Anthony Willis
Accounting reference date	31 March
Auditors	Deloitte LLP
Tax residence	United Kingdom
Shareholder(s)	Femcare (Holdings) Limited

AGREED FORM

Company name	Femcare Urology Limited
Registered number	03851251
Date of incorporation	30/09/1999
Place and jurisdiction of incorporation	United Kingdom
Address of registered office	Stuart Court, Spursholt Place Salisbury Road, Romsey Hampshire SO51 6DJ
Issued share capital	£1 divided into 1 ordinary share of £1 each
Charges	Lloyds TSB Bank plc – Debenture Deed – all monies due. Created 27/08/2004. Registered 04/09/2004.
Lloyds TSB Bank plc – Omnibus Guarantee and Set-Off Agreement – all monies due. Created 27/08/2004. Registered 04/09/2004.
Directors	Adam Peter McQuilkin Roy Smith
Secretary	John Anthony Willis
Accounting reference date	31 March
Auditors	Deloitte LLP
Tax residence	United Kingdom
Shareholder(s)	Femcare (Holdings) Limited

AGREED FORM

Company name	Femcare (Holdings) Limited
Registered number	03788956
Date of incorporation	14/06/1999
Place and jurisdiction of incorporation	United Kingdom
Address of registered office	Stuart Court, Spursholt Place Salisbury Road, Romsey Hampshire SO51 6DJ
Issued share capital	£8000 divided into 2,000 ordinary A shares of £1 each, 2,000 ordinary B shares of £1 each, 2,000 ordinary C shares of £1 each and 2,000 ordinary D shares of £1 each
Charges	Lloyds TSB Bank plc – Mortgage – all monies due. Created 01/10/2001. Registered 06/10/2001.
Lloyds TSB Bank plc – Debenture – all monies due. Created 27/08/2004. Registered 04/09/2004.
Directors	Adam Peter McQuilkin Roy Smith
Secretary	John Anthony Willis
Accounting reference date	31 March
Auditors	Deloitte LLP
Tax residence	United Kingdom
Shareholder(s)	Percheron Limited : 2,000 ordinary A shares Femcare Group Limited: 2,000 ordinary B shares, 2,000 ordinary C shares + 2,000 ordinary D shares

AGREED FORM

Company name	Femcare Nikomed Limited
Registered number	02301779
Date of incorporation	03/10/1988
Place and jurisdiction of incorporation	United Kingdom
Address of registered office	Stuart Court, Spursholt Place Salisbury Road, Romsey Hampshire SO51 6DJ
Issued share capital	£29,520 divided into 29,520 ordinary shares of £1 each
Charges	Lloyds TSB Bank plc – Single Debenture. Created 29/11/1989. Registered 30/11/1989.
Lloyds TSB Commercial Finance Limited – All asset debenture deed . Created 26/04/2002. Registered 27/04/2002.
Lloyds TSB Bank plc – Debenture. Created 27/08/2004. Registered 04/09/2004.
Lloyds TSB Bank plc – Omnibus Guarantee and Set-Off Agreement. Created 27/08/2004. Registered 04/09/2004.
Directors	Adam Peter McQuilkin Roy Smith John Anthony Willis
Secretary	John Anthony Willis
Accounting reference date	31 March
Auditors	Deloitte LLP
Tax residence	United Kingdom
Shareholder(s)	Femcare Distribution Limited: 14,464 ordinary shares of £1 each and Femcare (Holdings) Limited: 15,056 ordinary shares of £1 each

AGREED FORM

Company name	Percheron Limited
Registered number	083581C
Date of incorporation	20/02/1997
Place and jurisdiction of incorporation	Isle of Man
Address of registered office	Analys House, 20-26 Peel Road, Douglas, Isle of Man IM99 1AP
Issued share capital	£2 divided into 2 ordinary shares of £1 each
Charges	Lloyds TSB Bank plc – Debenture. Created 27/08/2004. Registered 04/09/2004.
Directors	Adam Peter McQuilkin Roy Smith
Secretary	Roy Smith
Accounting reference date	31 March
Auditors	West Corporation Limited
Tax residence	United Kingdom
Shareholder(s)	Femcare Group Limited

AGREED FORM

Company name	Femcare Australia Pty Limited
Registered number	094718911
Date of incorporation	10/10/2000
Place and jurisdiction of incorporation	New South Wales, Australia
Address of registered office	C/-T.E. Gibbs & Co Pty Limited, Level 5, 20-24 Wentworth Street, Parramatta, NSW 2150
Issued share capital	AUS$1 divided into 1 ordinary share of AUS$1
Charges	None
Directors	Adam Peter McQuilkin Roy Smith Terrence Gibbs
Secretary	Roy Smith
Accounting reference date	31 March
Auditors	PKF
Tax residence	New South Wales, Australia
Shareholder(s)	Femcare (Holdings) Limited

AGREED FORM

Schedule 3

(The Properties)

Part 1

(Freehold Property)

Freehold property

None

Part 2

(Leasehold Properties)

Leasehold properties

Address	Date and Parties	Term	Authorised User	Current Rental	Rent Reviews
Spursholt Farm Buildings, Broadlands, Romsey	19.10.2009 (1) Baron Banbourne (2) Femcare-Nikomed Limited	From 20.12.09 to 31.3.13	Light industrial	£72,000 rising to £74,000 at 1.4.2011 and £76,000 at 1.4.2012	None
Unit 2 Fenacre Business Park, Romsey	(1) Warwick Mantel Property Partnership (2) Femcare-Nikomed Limited	Initial term of one year, the terminable on 6 months' notice. Term expressed to be for 5 years from 1 March 2011	B8	£11,000 for first year then £12,000 for second and third years	Review at end of third year.
Unit 2 Moorside Point, Moorside Road, Winnal, Winchester	1.04.2009 (1) Warren & Son Limited (2) Femcare Limited	01.04.09 to 31.03.11		£37,000	Unknown

Part 3

(Tenancies)

Tenancies

None

AGREED FORM

Schedule 4

(Non Tax Warranties)

In accordance with sub clause 9.4 (Warranties), unless the context otherwise permits or requires, each of the Warranties given by or relating to the Company shall be deemed to be given by or relate to all Group Companies (or each or any of them as the context requires) and any reference to the Company in a Warranty shall be deemed to be a reference to all Group Companies (or each or any of them as the context requires).

The Vendors

1	Arrangements with Vendor Associates

Save in relation to employment and consultancy contracts in relation to each Vendor which have been Disclosed, there are no contracts, arrangements or liabilities, actual or contingent, outstanding or remaining in whole or in part to be performed between the Company and any Vendor Associate.

2	Other interests of any Vendor Associate

No Warrantor or so far as the Warrantors are aware no Vendor has or intends to acquire any interest, direct or indirect, in any business which has a close trading relationship with or which competes or is likely to compete with the Restricted Business and, so far as the Vendors are aware, no Vendor Associate has or intends to do so.

3	Nomination agreements

There is no nomination or other agreement, arrangement or commitment outstanding pursuant to which any person (other than the Vendors in relation to the Shares held by them respectively) is entitled to enjoy or exercise all or any rights of any kind in relation to the Shares pursuant to Section 145, CA2006 or the articles of association of the Company.

Share capital

4	Transfers at an undervalue and preferences

None of the share capital of the Company (including the Shares) was, or represents assets which were, the subject of a transfer at an undervalue or of a preference, within the meaning of Sections 238, 239, 339 or 340, Insolvency Act 1986.

5	Changes to share capital

5.1	The Company has not at any time:

(a)	reduced its share capital;

(b)	redeemed any share capital;

(c)	purchased any of its shares; or

(d)	forfeited any of its shares.

6	Brokerage, commission and other fees

No person is entitled to receive from the Company any introduction fee, brokerage or other commission in connection with the sale of the Shares.

AGREED FORM

7	Interests in undertakings

7.1	Schedule 2 contains details of all Group Companies.

7.2
The Company does not have a participating interest (as defined in paragraph 11 of Schedule 10 of The Large and Medium sized Companies and Groups (Accounts and Directors' Report) Regulations 2008) in any undertaking or in the share capital of any body corporate which is not a Group Company nor has it agreed to acquire such an interest.

7.3
The Company does not hold nor does it have any liability in respect of any share or any right or obligation to subscribe for, or to convert any security into, a share, which, as the case may be, is not fully paid up or which carries any liability.

7.4
Apart from this Agreement, there is no agreement, arrangement or commitment outstanding which calls for the allotment, issue or transfer of, or accords to any person the right to call for the allotment, issue or transfer of, any share or loan capital of the Company.

7.5	The Company does not reside, operate or have any branch, agency, place of business or establishment outside England & Wales.

7.6
The Company and each Group Company is incorporated and validly subsisting under the laws of its country of incorporation and is licensed or qualified to do business under the laws of that country and neither the character nor the location of the properties owned by the Company or any Group Company nor the nature of the business conducted by it requires licensing or qualification under the laws of any other country.

7.7	The Company has full corporate power to carry on its business and to own and operate its assets, properties and business as now carried on and owned and operated.

Corporate matters

8	Insolvency

8.1
No order has been made, no resolution has been passed, no petition presented, no meeting convened for the winding up of the Company or for a provisional liquidator to be appointed in respect of the Company and the Company has not been a party to any transaction which could be avoided in a winding up.

8.2	No administration order has been made and no petition for one has been presented in respect of the Company.

8.3	No administrator, receiver or administrative receiver has been appointed in respect of the Company or any of its assets.

8.4
The Company is not insolvent, has not failed nor is unable to pay, nor has no reasonable prospect of being unable to pay, any of its debts as they fall due, within the meaning of Section 123, Insolvency Act 1986.

8.5
No voluntary arrangement has been proposed under Sections 1, 256A or 263A, Insolvency Act 1986 in respect of the Company and the Company has not made or proposed any arrangement or composition with its creditors or any class of them.

8.6	No distress, execution or other process has been levied on the Company's assets or action taken to repossess goods in the possession of the Company.

8.7	No unsatisfied judgment is outstanding against the Company and no demand has been served on the Company under Section 123(1)(a), Insolvency Act 1986.

AGREED FORM

8.8	The Company is not an insolvent person within the meaning of any Applicable Law.

8.9	No event analogous to any referred to in sub paragraphs 8.1 to 8.8 (inclusive) has occurred anywhere in the world.

9	Statutory books and documents filed

9.1
The statutory books, including all registers and minute books, of the Company have been properly kept and are up to date and contain a materially accurate and complete record of the matters with which those books should deal in accordance with Applicable Law.

9.2
All documents which should have been delivered by the Company to the Registrar of Companies in England and Wales or any relevant authority charged with maintaining a companies registry under Applicable Law are materially complete and accurate and have been properly so delivered and the Company is not registered for the PROOF (PROtected Online Filing) scheme at Companies House.

9.3
The copy of the articles of association of the Company that has been Disclosed has embodied in it or annexed to it a copy of each resolution as referred to in Section 380, CA1985 and Section 29, CA2006 or as required under Applicable Law, and is accurate and complete in all respects.

9.4
Since the Accounts Date the members of the Company in general meeting, or of any class of them, have not passed any resolution other than resolutions relating to the ordinary business of annual general meetings.

Information

10	Accuracy and adequacy of information

10.1	The information contained in schedule 2 is accurate and complete and is not misleading because of any omission or ambiguity.

Accounts

11	Preparation and contents of the Accounts

11.1	The Accounts:

(a)
have been prepared in accordance with the requirements of all relevant statutes and generally accepted United Kingdom accounting practices including, without limitation, all applicable Financial Reporting Standards issued by the Accounting Standards Board, Statements of Standard Accounting Practice issued by the Institute of Chartered Accountants of England and Wales and Statements from the Urgent Issues Task Force current at the Accounts Date and, where the accounting practice used to prepare the Accounts differs from those applicable in previous financial periods, the effect of any such difference has been disclosed;

(b)	have been audited by a statutory or certified auditor (as applicable) who has rendered an auditor's certificate without qualification; and

(c)	have been duly filed in accordance with the CA2006.

11.2	Without prejudice to the generality of sub paragraph 11.1:

(a)	the Accounts:

(i)
give a true and fair view of the state of affairs of the Company at the Accounts Date and the profits or losses of the Company for the financial period ending on that date in accordance with the relevant financial reporting framework;

AGREED FORM

(ii)	contain proper provision or reserve for all liabilities and for all capital and revenue commitments of the Company as at the Accounts Date;

(iii)	disclose all the assets of the Company as at the Accounts Date and none of the values placed in the Accounts on any of those assets was in excess of its market value at the Accounts Date;

(iv)	make proper provision for bad and doubtful debts;

(v)	do not include any figure which is referable to the value of an intangible asset; and

(vi)	make proper provision for depreciation of the fixed assets of the Company having regard to their original cost and life.

(b)	in the Accounts:

(i)
in valuing work in progress, no value was attributed in respect of eventual profits and adequate provision was made for such losses as were at the time of signature of the Accounts by directors of the Company reasonably foreseeable as arising or likely to arise; and

(ii)
slow moving stock was written down appropriately, redundant, obsolete, obsolescent or defective stock was wholly written off and the value attributed to any other stock did not exceed the lower of cost (on a first in first out basis) and net realisable value (or replacement value) at the Accounts Date.

11.3
The profits and losses of the Company shown in the Accounts were not, save as disclosed in the Accounts or in any note accompanying them, affected by any transactions entered into otherwise than on normal commercial terms nor, to any material extent affected by any extraordinary, exceptional, unusual or non recurring income, capital gain or expenditure or by any other factor known to the Warrantors rendering any such profit or loss for such period exceptionally high or low.

11.4	The audited profit and loss accounts and the audited balance sheets contained in the Accounts were prepared on a consistent basis with each other.

11.5
Except for obligations and liabilities reflected in the Accounts, the Company has no off balance sheet obligation or liability of any nature (matured or unmatured, fixed or contingent) to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by the Company.

11.6
There are no significant deficiencies or material weaknesses in the design or operation of the Company's internal financial processes which could adversely affect the Company’s ability to record, process, summarise and report financial data taking into account the turnover and size of the Company.

11.7	There has been no change in the Company's accounting policies in the last three years except as described in the Accounts.

12	Accounting records

12.1
The accounting records of the Company comply with the requirements of Sections 221 and 222, CA1985, or, as the case may be, Sections 386 and 388, CA2006 (whichever provision is applicable to the Company at the relevant time), do not contain or reflect any material inaccuracy or discrepancy and present and reflect in accordance with generally accepted accounting principles and standards the financial position of and all transactions entered into by the Company or to which it has been a party.

AGREED FORM

12.2	All relevant financial books and records of the Company are in its possession or otherwise under its direct control.

12.3	Where any of the records of the Company are kept on computer, the Company:

(a)	is the owner of all hardware and all software necessary to enable it to use the records as they have been used in its business;

(b)	does not share any hardware or software relating to the records with any person; and

(c)	maintains adequate back up records and support in the event of any fault or failure of such computer hardware and/or software.

13	Management Accounts

13.1
The Management Accounts have been carefully prepared on a basis consistent with the Accounts, reflect with material accuracy the trading position of the Company as at their date and for the period to which they relate, and are not affected by any extraordinary, exceptional, unusual or non recurring income, capital gain or expenditure or by any other factor known by the Warrantors rendering profits or losses for the period covered exceptionally high or low.

14	Events since the Accounts Date

14.1	Since the Accounts Date there has been no material adverse change in:

(a)	the financial or trading position of the Company;

(b)	the value of assets or amount of liabilities of the Company as at Completion as compared with the position disclosed in the Accounts save for where any change is as a result of:

(i)	the writing down of assets through depreciation and/or amortisation; or

(ii)	the accrual of interest on the BPE Debt or Loan Notes; or

(c)
the turnover, direct or indirect expenses or the margin of profitability of the Company as compared with the position disclosed in the Accounts for the equivalent period of the previous financial year.

14.2
Since the Accounts Date, the Company has carried on its business in the ordinary course and without material interruption or alteration in the nature or scope of the business of the Company, so as to maintain it as a going concern, and paid its creditors in the ordinary course and within the credit periods agreed with such creditors on a consistent basis.

14.3
Since the Accounts Date, no supplier of the Company with an annual spend in excess of £100,000 has ceased or restricted supplies or threatened so to do, there has been no loss or material curtailment of the business transacted by the Company with any customer which at any time in the preceding financial year represented 2.5% or more of the turnover of the Company and the Warrantors are not aware of any circumstances likely to give rise to any of the above.

14.4	Since the Accounts Date, the Company has not:

AGREED FORM

(a)	incurred or committed to incur capital expenditure in excess of £50,000;

(b)	acquired or agreed to acquire:

(i)	any asset for a consideration higher than its market value at the time of acquisition or otherwise than in the ordinary course of business; or

(ii)	any business or substantial part of it or any share or shares in a body corporate;

(c)	disposed of, or agreed to dispose of, any of its assets except in the ordinary course of business and for full value;

(d)	repaid wholly or in part any loan except upon the due date or dates for repayment; or

(e)	declared, made or paid any distribution of profit.

14.5
None of the debts included in the Accounts or any of the debts subsequently arising has been the subject of factoring by the Company and the Warrantors are not aware of any circumstances which could result in any presently outstanding debt in excess of £15,000 not being paid in full.

14.6
The Company has no material liabilities, obligations or commitments (whether absolute or contingent), except  those which are properly shown, provided for or reserved against in the Accounts or the Management Accounts.

15	Auditor's liability limitation agreements

The Company has not at any time entered into a liability limitation agreement (as such is defined in Section 534, CA2006) with its auditors and there is no arrangement or agreement in place to do so.

Finance and working capital

16	Financial commitments and borrowings

16.1
Details of all overdraft, loan and other financial facilities in the nature of borrowing available to the Company and the amounts outstanding under them at the close of business on the day preceding the date of this Agreement have been Disclosed and none of the Warrantors nor the Company has done anything, or omitted to do anything, as a result of which the continuance of or availability of funds under any of those facilities might be affected or prejudiced.

16.2	The Company is not a party to, nor has agreed to enter into, any lending, or purported lending, agreement or arrangement (other than agreements to give credit in the ordinary course of its business).

16.3
The Company is not exceeding any borrowing limit imposed upon it by its bankers, other lenders or its articles of association nor has the Company entered into any commitment or arrangement which might lead it so to do.

16.4	No overdraft or other financial facilities available to the Company are dependent upon the guarantee of or security provided by any other person.

16.5
No event has occurred or been alleged in writing (including by electronic mail) to the Company which is or, with the passing of any time or the giving of any notice, certificate, declaration or demand, would become an event of default under, or breach of, any of the terms of any loan capital, borrowing, debenture or financial facility of the Company or which would entitle any person to call for repayment prior to normal maturity.

AGREED FORM

16.6	The Company is not, nor has it agreed to become, bound by any guarantee, indemnity, surety or similar commitment.

16.7	The Company does not have any credit cards in issue in its own name or that of any officer or employee of the Company or any person connected with any officer or employee.

16.8
The Company has not received any grants, allowances, loans or financial aid of any kind from any government department or other board, body, agency or authority which may become liable to be refunded or repaid in whole or in part.

16.9	The Company has not engaged in financing of a type which is not required to be or has not been shown or reflected in the Accounts.

16.10
The Company has no outstanding obligations in respect of a derivative transaction, including but not limited to, any foreign exchange transaction other than under any derivative transaction that has been Disclosed.

Insurances

17	Insurance cover

17.1	Complete and accurate details of all insurances and indemnity policies in respect of which the Company has an interest are attached to the Disclosure Letter.

17.2
All of the insurance policies maintained by the Company are valid and enforceable and all premiums due have been paid.  There are no outstanding claims or so far as the Warrantors are aware circumstances likely to give rise to a claim under such insurance policies or which would be required to be notified to the insurers and nothing has been done or omitted to be done which has made or could make any of the policies void or voidable or so far as the Warrantors are aware as a result of which the renewal of any such policy might be refused or the premiums due in respect of them may be liable to be increased.

17.3	Completion shall not have the effect of terminating, or entitling any insurer to terminate cover under any such insurance.

18	Insurance claims

There are no claims outstanding or which have been threatened in writing (including by electronic mail) or so far as the Warrantors are aware pending against the Company which are not fully covered by insurance.

Trading and contracts

19	Contracts and commitments

19.1
All contracts, agreements, transactions or obligations (including, in each case, confirmation of whether such is with a client, supplier or otherwise, as applicable) requiring in relation to its discharge any payment in excess of £250,000 to which the Company is a party are Disclosed.

19.2	The Company is not a party to any Material Contract which:

(a)	has or is expected to have materially adverse consequences in terms of expenditure or revenue;

(b)	relates to matters outside its ordinary business or was not entered into on arms' length terms;

AGREED FORM

(c)	can be terminated in the event of any change in the underlying ownership or control of it;

(d)	cannot readily be fulfilled or performed by it on time without material expenditure outside the ordinary course of business;

(e)	cannot be terminated, without giving rise to any liabilities on it, by it giving 3 months' notice or less;

(f)	is a customer contract and known to be likely to result in a loss to it on completion of performance; or

(g)	is subject to a notice of termination which is outstanding.

19.3	The Company is not party to a distributor agreement which is subject to a notice of termination which is outstanding.

19.4	The Company has not outstanding any bid, tender, sale or service proposal which is material in relation to its business or which, if accepted, would be likely to result in a loss.

19.5	The Company has not granted any power of attorney or other such authority (whether express or implied) which is still outstanding.

19.6
No act or omission by the Company has caused it to be in material default of any Material Contract and the Warrantors are not aware of any actual, potential or alleged breach, invalidity, grounds for termination, grounds for rescission, grounds for avoidance or grounds for repudiation of, any Material Contract to which the Company is a party.

19.7
A list of all of the Material Contracts is disclosed and no party to a Material Contract has withdrawn or so far as the Warrantors are aware is considering withdrawing from or not placing with the Company all or any part of the work placed with the Company during the 12 months immediately preceding Completion.

19.8	No matter has arisen in respect of any Material Contract which, so far as the Warrantors are aware, is or could be construed as a potential or actual breach by any party thereto.

19.9
There have been no material or written (including by electronic mail) complaints within the last two years made by any party to a Material Contract (a "Material Customer" or a "Material Supplier", as applicable) in respect of any aspect of any of the Material Contracts nor with regard to the performance of any agents or sub contractors appointed by the Company to perform any part of any such contract and the Company has received no notice of any default under any contract to which it is a party.

19.10	Each Material Customer has promptly paid or procured the payment of any remuneration or other amounts due to the Company.

19.11
Within the 12 months preceding the date of this Agreement no surcharges have been levied or arisen with regard to any expenditure whether due to delay in payment by any client or customer of any sums due in respect thereof or otherwise.

19.12
No current Material Customer or Material Supplier has sought to negotiate a material reduction (in the case of a Material Customer) or material increase (in the case of a Material Supplier) or material change in the terms of remuneration as contained in its contract with the Company.

19.13
There is not outstanding any contract or arrangement to which the Company is a party and to which any director of the Company and/or any associate thereof is or has been interested whether directly or indirectly.

AGREED FORM

19.14	Neither the Company, nor, so far as the Warrantors are aware, any director, officer, employee or agent of the Company, has directly or indirectly:

(a)
made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any person or governmental or quasi governmental body, regardless of form, whether in money, property, or services (other than promotional gifts or corporate hospitality made in the ordinary course of business):

(i)	to obtain favourable treatment in securing any contract;

(ii)	to pay for favourable treatment for any contract secured;

(iii)	to obtain special concessions or for special concessions already obtained for or in respect of the Company; or

(iv)	in violation of any Applicable Law; or

(b)	established or maintained any fund or asset that has not been recorded in the books and records of the Company.

20	Trading partners

20.1	The Company does not act or carry on business in partnership with any other person and is not a member of any corporate or unincorporated body, undertaking or association.

20.2	The Company is not a party to any joint venture agreement or arrangement or any other agreement or arrangement under which it is to participate with any other person in any business.

20.3
The Company is not a party to any agency, distributorship, licence or management agreement nor is it a party to any contract or arrangement which restricts its freedom to carry on its business in such manner as it may think fit in any part of the world.

20.4	The Company is not, nor has it agreed to become, a party to an agreement or arrangement for sharing commissions or other income.

21	Terms of trade

The Company has not given any guarantee or warranty (other than any implied by law) or made any representation in respect of any product or services sold or supplied by it nor has it accepted any liability to service, maintain, repair or otherwise do or refrain from doing anything in relation to such goods or services after they have been sold or supplied by it, except for those contained in its standard conditions of trading, complete and accurate copies of which are Disclosed.

22	Product liability

So far as the Warrantors are aware the Company has not manufactured, sold or provided any product or service which does not comply in all material respects with all Applicable Law, regulations or standards.  The Company has not manufactured, sold or provided any product or service which is defective or dangerous or not in accordance with any representation or warranty, express or implied, given in respect of it or which, if such product were found to be defective or dangerous, the liability associated with which would not be covered under a policy of insurance of the Company.

23	Licences and consents

23.1
Complete and accurate details of all material licences, consents, permissions, authorisations and approvals required by the Company (except in relation to the Properties and Intellectual Property and any Regulatory Authorisations) for the carrying on of its business have been Disclosed and all of them have been obtained by it and are in full force and effect.

AGREED FORM

23.2
Other than any Regulatory Authorisations and other filings and notifications required by Relevant Regulatory Authorities, which are covered by the warranties in paragraph 24 below, all material reports, returns and information required by law or as a condition of any licence, consent, permission, authorisation or approval to be made or given to any person or authority in connection with the business of the Company have been made or given to the appropriate person or authority and there are no circumstances which reasonably indicate that any material licence, consent, permission, authorisation or approval might not be renewed in whole or in part or so far as the Warrantors are aware is likely to be revoked, suspended or cancelled or which may confer a right of revocation, suspension or cancellation.

24	Compliance with specific regulatory requirements relating to the Products

24.1	All Regulatory Authorisations held by the Group and issued by the appropriate Regulatory Authority are in full force and effect.

24.2
The Group is in material compliance with the relevant regulatory requirements of all competent Relevant Regulatory Authorities relating to the Products and the Group has not received any notice or charge relating to the Products, which has not been or is not being complied with or withdrawn, from such Regulatory Authorities asserting any material violation of any such regulatory requirement.

24.3
The Group has all Regulatory Authorisations necessary for it to carry on its business in the Products and in the jurisdictions as currently undertaken including, but not limited to, the manufacture, importation, development, marketing, distribution and sale of the Products (as applicable) and has made all filings or registration with, and notifications to, all Relevant Regulatory Authorities as are required to be made by the Group by the Relevant Regulatory Authorities in relation to the Products.  .

24.4
In relation to the Products, no results have been obtained by the Group from any laboratory, pre-clinical or clinical study which the Group has conducted or procured to be conducted, or have relied upon to support an application for a Regulatory Authorisation, which would seriously prejudice any application for, or grant of, Regulatory Authorisation or any extension thereto.

24.5
There is no correspondence or documentation between, on the one hand, the Group and, on the other hand, any Relevant Regulatory Authority relating to the Group's regulatory compliance (which term shall include but is not limited to compliance with Applicable Laws, site inspections, Product inspections, Regulatory Authorisations and promotion of Products) which refer to any action that  the Relevant Regulatory Authority is taking that would result in a material fine, material civil or criminal liability or penalty being imposed upon the Group relating to the Products (including injunction, seizure or criminal prosecution) or that would result in any Regulatory Authorisation being revoked, suspended, cancelled or not renewed.

24.6
The Company has in place quality systems that meet the requirements of BS EN ISO 13485: 2003 and BS EN ISO 9001: 2008 and all other relevant Applicable Laws and requirements of the Relevant Regulatory Authorities, including without limitation Title.21, Code of Federal Regulations section 820 (FDA).

25	The Products

25.1
So far as the Warrantors are aware all Products made by or on behalf of the Group have been manufactured in accordance with BS EN ISO 13485: 2003 and all Applicable Laws, and Relevant Regulatory Authority approved guidelines including without limitation Title.21, Code of Federal Regulations section 820 (FDA).

AGREED FORM

25.2
So far as the Warrantors are aware all laboratory studies, pre-clinical studies and clinical studies relating to the Products which the Group has conducted or procured to be conducted have been carried out in all material respects in accordance with all  Applicable Laws, and the Relevant Regulatory Authority approved guidelines including without limitation those set out in Title.21, Code of Federal Regulations section 820 (FDA).

25.3	The Group holds complete and up-to-date Regulatory Dossiers in relation to each type of Product (other than Products which it distributes for third parties).

25.4
To the extent required by Applicable Law or the regulatory requirements of Relevant Regulatory Authorities in the jurisdictions where the Company currently carries on its business, the Company has in place and operates compliant procedures for monitoring and reporting (a) any malfunction, failure or deterioration in the characteristics and/or performance of each Product, as well as any inadequacy in the labelling or the instructions for use; and (b) any technical or medical reason in relation to the characteristics or performance of a device for the reasons referred to in subparagraph (a), leading to systematic recall of devices of the same type by the manufacturer.

26	Competition and trade regulation law

26.1	So far as the Warrantors are aware the Company is not nor has it been a party to any agreement, arrangement, understanding or concerted practice:

(a)	which infringes, or has infringed, any applicable competition law;

(b)	in respect of which any filing, registration or notification is, was or will be required by any applicable competition law (whether or not the same has in fact been made);

(c)	which is, or was, the subject of an investigation under any applicable competition law; or

(d)	in connection with which it is or has been subject to any orders or directions, or has given any undertakings or commitments or assurances under any applicable competition law.

26.2
So far as the Warrantors are aware there is, and has been, no aspect of the conduct of the business of the Company (including refusals or omissions to act, and actions which constitute or may give rise to a concentration, merger or similar transaction) in respect of which any of sub paragraphs 26.1(a) to 26.1(d) applies.

26.3
The Warrantors have no reason to believe that any action or investigation under any applicable competition law is being or will be taken against the Company in relation to any of its current activities.

26.4	The Company has not made or threatened to make any complaint against any other person in relation to alleged infringements of any applicable competition law.

26.5
For the purposes of this paragraph 26, the term "applicable competition law" means all competition law applicable to the business carried on by the Company, whether of the United Kingdom, the European Union or any other jurisdiction, and includes (but is not limited to) any applicable rules dealing with anti competitive agreements, arrangements or practices, abuse of dominant position, state aid, public procurement or merger control, and the requirements of any special regulatory regime to which the business carried on by the Company may be subject in any area of its activities.

27	Compliance with law

27.1
The business of the Company in the United States, the Commonwealth and Europe has at all times been conducted in accordance with all material applicable laws, regulations, orders and byelaws and so far as the Warrantors are aware, the business of the Company which is carried on in other territories is conducted in accordance with all applicable laws, regulations, orders, byelaws.

AGREED FORM

27.2
The Company has not committed nor is it liable for, and no claim has been or, so far as the Warrantors are aware, shall be made that it has committed or is liable for, any criminal, illegal, unlawful or unauthorised act or breach of any obligation or duty whether imposed by or pursuant to Applicable Law or otherwise.

27.3
So far as the Warrantors are aware, no investigation or inquiry is being, or has been, conducted by and the Warrantors have not received any request for information from any Governmental Authority in respect of its affairs and, so far as the Warrantors are aware, there are no circumstances which would give rise to such investigation, inquiry or request.

27.4
None of the activities, contracts or rights of the Company is ultra vires, unauthorised, invalid or unenforceable or in breach of any contract or covenant and all documents whose enforcement it may be interested in are valid.

28	Litigation and disputes

28.1	Except for actions to recover any debt incurred in the ordinary course of the business owed to the Company where each individual debt and its costs outstanding amount to less than £10,000:

(a)
neither the Company nor any person for whose acts the Company may be liable is engaged in any litigation, arbitration, administrative or criminal proceedings, whether as claimant, defendant or otherwise;

(b)
no litigation, arbitration, administrative or criminal proceedings by or against the Company or any person for whose acts it may be liable have been threatened in writing (including by electronic mail) or reasonably expected and, as far as the Warrantors are aware, none are pending; and

(c)
so far as the Warrantors are aware there are no facts or circumstances likely to give rise to any litigation, arbitration, administrative or criminal proceedings against the Company or any person for whose acts it may be liable.

28.2
The Company is not subject to any outstanding order or judgment given by any court or Governmental Authority and has not been a party to any undertaking or assurance given to any court or governmental or other authority, department, board, body or agency which is still in force, nor are there any facts or circumstances likely to give rise to it becoming subject to such an order or judgment or to be a party to any such undertaking or assurance.

28.3
In relation to the business of the Company, the Warrantors have not committed nor are they liable for, and no claim has been or, so far as the Warrantors are aware, shall be made that they have committed or are liable for, any criminal, illegal, unlawful or unauthorised act or breach of any obligation or duty whether imposed by or pursuant to Applicable Law or otherwise.

28.4
So far as the Warrantors are aware, no investigation or inquiry is being, or has been, conducted by, and the Warrantors have not received any request for information from any Governmental Authority in respect of their affairs and, so far as the Warrantors are aware, there are no circumstances which would give rise to such investigation, inquiry or request.

Assets

29	Ownership and condition of assets

29.1
Each of the assets included in the Accounts or acquired by the Company since the Accounts Date (other than the Properties and current assets subsequently disposed of or realised in the ordinary course of business) is owned both legally and beneficially by the Company free from Encumbrance and any third party rights and, if capable of possession, is in its possession.

AGREED FORM

29.2	Each item of plant and machinery, vehicle and office equipment used by the Company is (fair wear and tear excepted):

(a)	in good repair and condition, regularly maintained and, where required by law, certified safe and without risk to health when used;

(b)	capable of doing the work for which it was designed or purchased; and

(c)	not surplus to requirements.

29.3
The Company has not acquired, or agreed to acquire, any asset on terms that title to that asset does not pass until full payment is made or all indebtedness incurred in connection with the acquisition is discharged.

29.4
The assets owned by the Company, together with all assets held under hire purchase, lease or rental agreements have been Disclosed and such assets comprise all assets necessary for the continuation of the business of the Company as it is currently carried on.

30	Stock

No part of the stocks of materials of the Company is redundant, obsolete, obsolescent, defective or otherwise unsaleable which has not been provided for in the Management Accounts.

31	Charges and Encumbrances over assets

31.1
No Encumbrance (other than a lien arising by operation of law in the ordinary course of trading) or other form of security or encumbrance or equity on, over or affecting the Shares or the whole or any part of the undertaking or assets of the Company, including any investment in any other company, is outstanding and, apart from this Agreement, there is no agreement or commitment to give or create any of them and no claim has been made by any person to be entitled to any of them.

31.2	No floating charge created by the Company has crystallised and there are no circumstances likely to cause such a floating charge to crystallise.

31.3
The Company has not received notice from any person intimating that it will enforce any security which it may hold over the assets of the Company, and there are no circumstances likely to give rise to such a notice.

31.4	All charges in favour of the Company have, if required, been registered in accordance with the provisions of the CA1985 or the CA2006 (as the case may be).

Intellectual Property

32	Details of Intellectual Property

32.1
Complete and accurate details of all registered Company Owned Intellectual Property (including any applications for registration) and a summary of material unregistered Company Owned Intellectual Property and copies of all licences and other agreements relating to Company Intellectual Property licensed by or to the Company (the "Licences") have been Disclosed (other than standard off the shelf software licences).

AGREED FORM

32.2	So far as the Warrantors are aware, all Company Intellectual Property is either owned by or properly licensed to a Group Company.

32.3	All Company Owned Intellectual Property is in the sole legal and beneficial ownership of a Group Company free from all licences, charges or other encumbrances, other than the Licences.

32.4	In respect of the subject of the Licences from third parties in favour of a Group Company:

(a)	no Group Company has received notice to terminate such Licences;

(b)	the Group Company has and so far as the Warrantors are aware, the other party has fully complied with all obligations in those Licences; and

(c)	no disputes have arisen or are reasonably foreseeable by the Warrantors,

32.5
Nothing has been done or omitted to be done whether by a Group Company or, as far as the Warrantors are aware, by any person which would jeopardise the validity, enforceability or subsistence of any Company Owned Intellectual Property or any such Licences.

33	Registration

33.1	As far as the Warrantors are aware all registered Company Owned Intellectual Property is valid and enforceable.

33.2	In the case of registrations of Company Owned Intellectual Property, all renewal fees that have fallen due have been paid and all renewals have been made by their due date.

33.3	In the case of registrations of Company Owned Intellectual Property, each is presently used by the Company and is in full force and effect and has not been abandoned.

33.4	In the case of pending applications for registration of Company Owned Intellectual Property, the Warrantors are aware of no reason why any such applications should not proceed to grant.

33.5
In the case of a patent application comprising Company Owned Intellectual Property, the invention which is the subject matter of such application has not been used or published by any Group Company except experimentally prior to the date of the UK patent application and the true and first inventors thereof have no outstanding rights to compensation pursuant to the Patents Act 1977.

33.6	So far as the Warrantors are aware none of the Company Owned Intellectual Property is subject to any use, claim, application or attack by any other person.

34	Infringement and royalties etc

34.1	So far as the Warrantors are aware, at no time during the past 6 years has there been any unauthorised use or infringement by any person of any Company Owned Intellectual Property.

34.2
So far as the Warrantors are aware, none of the processes employed, or products or services dealt in, by the Group infringes any rights of any third party relating to Intellectual Property nor do they make any Group Company liable to pay a fee or royalty and no claims have been made, threatened or, so far as the Warrantors are aware, are pending, in relation to any Intellectual Property of any third party against any Group Company.

35	Disclosure of confidential information etc

AGREED FORM

Except in the ordinary course of business and on a confidential basis, no disclosure has been made by any Group Company or so far as the Warrantors are aware by a third party of any of the confidential information, know how, technical processes, financial or confidential trade secrets or confidential customer or supplier lists of the Group.

36	Names

Any names used by any Group Company other than its corporate name have been Disclosed.

37	Open Source Software

37.1
So far as the Warrantors are aware, no Group Company uses any software products, materials or IT systems which incorporate, contain or use in any manner (in whole or in part) any Open Source Materials.

37.2	No Group Company has:

(a)	incorporated or combined Open Source Materials with the Company Owned Intellectual Property; or

(b)	distributed or licensed Open Source Materials in conjunction with any Company Owned Intellectual Property.

Data Protection

38	Compliance

38.1
The Group has complied in all material respects with the provisions of the Data Protection Act 1998 and all other applicable data protection legislation and codes of practice including, without limitation, the Electronic Commerce (EC Directive) Regulations 2002 (SI 2002/2013) (together the "DPA").

38.2
No Group Company has been served with an information or enforcement notice or any obligation to meet undertakings (including pursuant to Section 40, Data Protection Act 1998) by a UK or any other world wide data protection regulatory authority nor so far as the Warrantors are aware are there any circumstances which might give rise to a Group Company being served with such a notice in the future.

38.3	No Group Company has not been served with a notice under Sections 10, 11 or 12, Data Protection Act 1998.

39	Requests for information

The Warrantors are not aware of any request for information having been received by a Group Company or any third party under the Freedom of Information Act 2000 or the Environmental Information Regulations 2004 (SI 2004/3391) which has or could result in information about the Group being released by or on behalf of that third party.

Employment

40	Particulars of employees and workers

40.1
Complete and accurate details of the terms and conditions of employment of all employees of the Company, including, without limitation, their identity, age, dates of birth, the date of commencement of their continuous period of employment, their remuneration (including, without limitation, bonus, commission, overtime, profit sharing, share incentive, restricted shares, phantom share option scheme, long term incentives car, redundancy, permanent health insurance, medical expenses insurance, life assurance and pension benefits, benefit schemes, or any other payment, benefits or arrangements and understandings whatsoever payable to employees (the "Schemes"), job title, notice periods, holiday entitlement, sick pay entitlement and any arrangements or assurances (whether or not legally binding) in relation to their employment or its termination and particulars of employment given to each employee pursuant to Section 1, Employment Rights Act 1996 have been Disclosed.

AGREED FORM

40.2
The Schemes have at all times been operated in accordance with their governing rules or terms and all applicable laws and all documents which are required to be filed with any regulatory authorities have been so filed and all tax clearances and approvals have been obtained.  There are no proposals to introduce any Schemes save as Disclosed.

40.3
Complete and accurate details of the terms of engagement of all persons who are consultants to or workers in the Company (including, but not limited to, out workers, agency staff, self employed persons, contracted labour or agents), including the date of commencement of their engagement, the role they undertake, the number of hours per week they commit to the Company, the fees paid to them, any other benefits provided to them (whether or not legally binding), the notice period required to terminate the relationship and holiday arrangements have been Disclosed.

40.4	The Company has maintained up to date, adequate and suitable records regarding the service and terms and conditions of employment of each of its employees.

40.5
True and complete copies of all offer letters, contracts of employment, variations to contracts of employment, staff handbooks, policies, procedures (including disciplinary, dismissal and grievance procedures) and other documents relating to the employment of the employees have been Disclosed.

40.6	True and complete copies of all consultancy agreements, letters of engagement and other documents relating to the engagement of consultants and workers have been Disclosed.

40.7	The Company is not a party to any agreement for management services or any contract for services with any director.

41	Remuneration and incentives

41.1
Complete and accurate details have been Disclosed of any arrangements or assurances as to future remuneration or benefits to be provided to any officer or employee, worker or consultant howsoever arising (including, but not limited to, any remuneration, agreements, Schemes, obligations or benefits to be provided as a consequence of this Agreement) or as to any compensation or payment to be made to any such person in the event of early retirement, redundancy or other termination of employment however arising, however funded and whether or not legally binding.

41.2	Since the Accounts Date or (where the relevant employment commenced after that date) since the commencing date of the particular employee's employment there has been:

(a)	no material alteration in the terms of employment and/or engagement or any material change in the number of officers, employees, workers or consultants employed and/or engaged by the Company; or

(b)
no material increase in any fees, earnings, remuneration or benefits paid or payable to any officer, employee, consultant or worker of the Company, nor are any negotiations for any such increase current or likely to take place in the next 6 months.

41.3	The Company is not bound or accustomed to pay any monies other than in respect of contractual remuneration or earnings of employment to or for the benefit of any employee.

41.4
No agreement has been reached with any employee, trade union or other employee representative that will on a future date result in an increase in the rate of remuneration or enhanced benefits for any employee.

AGREED FORM

41.5	No negotiations for any increase in the remuneration or benefits of any employees is current or (based on past practice) anticipated to take place within 6 months.

41.6
Other than salary for the current month and accrued holiday pay for the current holiday year, no amount is owing to any present or former officer, employee, worker or consultant of the Company in respect of the period up to the date of this Agreement.

41.7	There is not outstanding any agreement or arrangement to which the Company is party in relation to profit sharing or for payment of bonuses or for incentive payments or other similar matters.

42	Compliance

42.1
The Company has at all material times complied with all its  material obligations under statute and otherwise concerning the health and safety at work of its employees and workers and no claims have been threatened in writing (including by electronic mail)  or, so far as the Warrantors are aware, capable of arising or pending by any employee or third party in respect of any accident or injury which are not fully covered by insurance.

42.2	In relation to each of the employees (and so far as relevant to each of its former employees) so far as the Warrantors are aware the Company has:

(a)
materially complied with all obligations imposed on it by Articles of the Treaty of Rome, European Commission Regulations and Directives and all statutes and regulations relevant to the relations between it and any employee or it and any recognised trade union or other employee representative; and

(b)	complied with all relevant orders and awards affecting the conditions of service of any employee.

42.3
The Company has paid to HMRC and any other appropriate authority all Taxation, National Insurance contributions and other levies due in respect of any employee in respect of their employment by the Company.

42.4
The Company has obtained and maintained up to date, adequate and suitable records regarding each employee's eligibility to work in the United Kingdom in accordance with Section 8, Asylum and Immigration Act 1996, the Immigration, Asylum and Nationality Act 2006 and/or the Immigration (Restrictions on Employment) Order 2007 and no individual is employed such that the Company would be liable for a penalty (whether criminal or civil) under the Asylum and Immigration Act 1996 and/or the Immigration, Asylum and Nationality Act 2006.

42.5
All employees of the Company have a valid and subsisting permission or authority to remain in the United Kingdom and work for the Company and no such permission or authority will expire within the next 6 months.

42.6	There is currently no employee who is a sponsored migrant under Tier 2 of the Points Based System.

42.7
The Company has maintained up to date adequate and suitable records for the purposes of the Working Time Regulations and has complied with all other obligations to its workers (as "workers" is defined in Regulation 2, Working Time Regulations) and there are no claims capable of arising or pending or threatened by any officer or employee or former officer or employee or the Health and Safety Executive or any local authority Environmental Health Department or any trade union or employee representative related to the Working Time Regulations.

AGREED FORM

43	The Options

43.1	There are no outstanding share options granted over shares in the Company or any Group Company. No person or entity holds any present or future rights to acquire or be issued Shares.

43.2
Other than the EMI Scheme, the Company does not and has not at any time operated any other share incentive arrangements for the benefit of its employees or directors, or the employees or directors of any Group Company.

43.3
All of the EMI Options were qualifying options, were granted at an exercise price no lower than the market value of the Shares on the date of grant (as agreed with HMRC), were duly notified to HMRC within 92 days of grant, and no disqualifying event had occurred in respect of the EMI Options prior to their exercise.

43.4	The EMI Scheme was at all times operated in accordance with its terms, and no claims have arisen or are expected to arise in respect of the EMI Scheme.

43.5
All Options have now been exercised in full, and the full amount of any income tax and national insurance arising on exercise have been calculated, recovered from the option holder and paid to HMRC through the PAYE system in accordance with the Income Tax (Pay As You Earn) Regulations 2003.

43.6
All Shares acquired or subscribed for by an employee, director or non-executive director of the Company were acquired at market value as at the date of acquisition and the purchase or subscription price was paid in full by the relevant person at the date of acquisition.

43.7
Each employee, director or non-executive director who holds Shares in the Company or any Group Company (whether on exercise of Options or otherwise) has entered into an election under section 431, Income Tax (Earnings and Pensions) Act 2003 in respect of the Shares held by that person, or by any of that person's associated persons.

43.8	All HMRC annual share scheme returns (including but not limited to Forms 42 and EMI 40) have been made fully, accurately and on time.

44	Employment Benefit Trust

44.1
The EBT is and has always been resident in Guernsey and is and has always been operated in accordance with the terms of the trust deed and Guernsey law, and no claims have arisen or are expected to arise in respect of the trust.

44.2
The EST is and has always been resident in Jersey and is and has always been operated in accordance with the terms of the trust deed and Jersey law, and no claims have arisen or are expected to arise in respect of the trust.

44.3
The respective trustees of the EBT and the EST have paid all and any tax arising in any jurisdiction in respect of the trust assets or the operation of the EBT within the appropriate time limits and there is no tax liability of any kind outstanding at Completion in relation to either trust.

44.4	The EBT has been transferred to Pete McQuilkin and the Company has been and remains fully indemnified in respect of any and all liabilities arising after Completion in relation to the EBT.

44.5	The EST does not hold any Shares at Completion.

44.6
All tax or company law returns required to be made by the Company in connection with the EBT and the EST (including but not limited to a notification pursuant to section 218, Inheritance Tax Act 1984) have been made fully, accurately and on time.

AGREED FORM

45	Termination of employment

45.1	No officer or employee of the Company has given notice or is under notice of dismissal or will be entitled to give notice solely as a result of the provisions of this Agreement.

45.2
All service contracts between the Company and its officers or employees can be terminated by the Company by 13 weeks' notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal).

45.3
No contracts of employment with the Company contain pay in lieu clauses, liquidated damages clauses or other terms and conditions giving rise to any debt payable by the Company on the lawful termination of such contract.

45.4	Details of all employees who have been dismissed or who have resigned in the last 6 months, together with the reason for or an explanation of the dismissal or resignation have been Disclosed.

45.5
Other than the Pension Schemes, there is no agreement, arrangement, scheme or obligation (whether legal or moral) for the payment of any pensions allowances lump sums or other like benefits on retirement or on death or during periods of sickness or disablement for the benefit of any employee or former employees or for the benefit of dependants of such persons.

46	General

46.1
Complete and accurate details of any employee who is currently absent from work (including but not limited to those on secondments, maternity leave, parental leave or absent for any other reason) or who is anticipated to be absent from work for any reason for a period of one month or more have been Disclosed.

46.2
Complete and accurate details of any disciplinary action (including warnings, suspension with or without pay, demotion and performance management or monitoring) taken by the Company against any employee within the previous 12 months, including details of the procedure followed and action taken and all other relevant documentation have been Disclosed.

46.3
Complete and accurate details of any grievance made by any employee within the previous 12 months, including details of the procedure followed and action taken and all other relevant documentation have been Disclosed.

46.4	The Company has not made any loan or advance to any employee which is outstanding.

46.5	There are no home working, part time, job share, flexitime or flexible working arrangements or early retirement schemes applicable to any employee.

46.6	The Company’s normal retirement age for all employees is 65. There are currently no employees who are aged 64 or over.

47	Industrial relations

47.1
Details of any court or tribunal case, claim or action brought by any present or former officer, employee, worker or consultant within the previous 2 years and complete and accurate details of any court or tribunal case, any claim or action which the Warrantors have reasonable grounds to believe to the best of their knowledge, information and belief, that any such person may bring against the Company have been Disclosed.  Any such claims have been provided for or taken into account in the Accounts.

47.2
The Company has not received a request for recognition pursuant to the Trade Union and Labour Relations (Consolidation) Act 1992 nor is the Company party to any contract, agreement or arrangement with any trade union or other body or organisation representing any of its employees nor has it done any act which might be construed as recognition of a trade union.

AGREED FORM

47.3
The Company has in relation to its officers and employees and former officers and employees complied with all relevant legislation (including, without limitation, the TUPE Regulations and the Working Time Regulations), conditions of service, customs and practices and, where relevant, all collective agreements, recognition agreements, workforce agreements and relevant agreements for the time being.

47.4	There has been no recommendation made by an Employment Tribunal in relation to the Company and/or any of its employees. Any recommendations made by an Employment Tribunal have been complied with.

47.5
In the 12 months preceding the date of this Agreement,  the Company has not given notice of any redundancies to the Secretary of State, stated consultations with any appropriate representatives or failed to comply with any obligations under the provisions of chapter II, Trade Union and Labour Relations (Consolidation) Act 1992.

47.6
The Company has not been a party to any relevant transfer as defined in the TUPE Regulations and no employee has been dismissed or is under notice of termination by reason of or in connection with the TUPE Regulations.

47.7
No dispute has arisen between the Company and a material number or category of its employees or workers nor are there any present circumstances known to the Warrantors which are likely to give rise to any such dispute.

47.8	Details of any collective agreement (whether with a trade union, staff association or any other body representing workers and whether legally binding or not) have been Disclosed.

47.9
No training schemes, arrangements or proposals exist nor have there been any such schemes, arrangements or proposals in the past in respect of which a levy may become payable by the Company under the Industrial Training Act 1982.

47.10
No investigation is in progress or, so far as the Warrantors are aware, planned to be made in respect of the Company by the Health and Safety Executive, the Equality and Human Rights Commission and/or any similar body.  The Company is not and/or has not been subject to any enforcement order made by the Health and Safety Executive, the Equality and Human Rights Commission and/or any similar body and there is no outstanding liability to any such body for any penalty, fine or otherwise.

47.11
No outstanding liability has been incurred by the Company for breach of any contract of employment or redundancy payments, protective awards, compensation for wrongful dismissal or unfair dismissal or for failure to comply with any order for reinstatement or re engagement of any person or in respect of any other liability arising out of termination of any contract of employment or contract for services.

48	Pensions

48.1
Save for the Pension Schemes, there is not in operation by the Company and there has not, at any time, been in operation by the Company (and no proposal has been announced by the Company to enter into or establish) and the Company has no liability in respect of any plan, scheme, agreement, arrangement, custom or practice whether or not approved or registered by HM Revenue and Customs) for the payment of (or for the payment of any contribution towards), any pensions, allowances, lump sum or other like benefits payable on retirement, death, termination of employment (whether voluntary or not or whether arising from a transfer of an undertaking within the meaning of the TUPE Regulations or otherwise) or during periods of sickness or disablement, for the benefit of any of the employees (or ex-employees) or directors (or ex-directors) of the Company or for the benefit of the dependants of any of such employees or directors of the Company.

AGREED FORM

48.2	In relation to the Pension Schemes:

(a)
material details of them which are sufficient to enable the Purchaser to administer them and to form a fair and accurate assessment of all of the benefits provided by or in respect of them and all of the Company's current or contingent liabilities or obligations in relation to them (including all details of the basis on which the Company and the employees who are members of them make, or are liable to make, contributions to them) and full and accurate details of all of the schemes current and former participating employers and all members of them at Completion have been Disclosed;

(b)
all contributions which are payable by the Company in respect of them and all contributions due from the employees as members of them which have fallen due to be paid, and all fees, charges and expenses due have been duly paid in accordance with all applicable laws or requirements;

(c)
every person who has had a right to join, or apply to join, them have been properly notified of that right and no employee of the Company has been excluded from membership of them or from any of the benefits under them in contravention of any of their provisions, any employment contract, or any applicable law including without limitation under Article 157 of the Treaty on the Functioning of the European Union,  section 62 Pensions Act 1995, the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000 (SI 1551/2000) or the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002 (SI 2002/2034);

(d)
so far as the Warrantors are aware they have been administered in all material respects in accordance with all requirements of the Pension Schemes Act 1993, the Pensions Act 1995, and the Pensions Act 2004 and in accordance with the trusts, powers and provisions of such plans, schemes or arrangements and all other laws and regulations and all requirements of any competent government body or regulatory authority (including the requirements of Article 157 of the Treaty on the Functioning of the European Union);

(e)
all benefits (other than a refund of contributions with interest where appropriate, spouses' death in service and ill health early retirement pensions) payable on the death of a member while in service, or during a period of sickness or disability of a member, are fully insured under a policy effected with an insurance company to which section 275 of the Finance Act 2004 applies and all insurance premiums due have been paid and the Warrantors are not aware of any circumstances in which such insurance would be invalidated.  Each member has been covered for that insurance at the insurance company's usual rates and on its usual terms for persons in good health;

(f)
prior to 6 April 2006 they have at all times been personal pension plans (within the meaning of Chapter IV Part XIV of ICTA), and with effect from 6 April 2006 they have been registered pension schemes within the meaning of Chapter 2 of the Finance Act 2004, and so far as the Warrantors are aware nothing has been done or omitted to be done which will or may result in the cessation of such approval or registration;

(g)
no undertakings or assurances have been given to any of the employees of the Company as to the continuance, introduction, increase or improvement of any rights or entitlements in relation to pension, death, disability or retirement; and

(h)	they provide only money purchase benefits as defined in section 181 Pension Schemes Act 1993;

(i)
all of its assets are under the possession or control of its trustees or administrator and are not subject to any encumbrance and do not include any securities issued by, properties leased to or occupied by, or loans made to or from, any Group Company or any connected person (as defined under sections 249 and 435 of the Insolvency Act 1985) nor have the assets been depleted in any improper manner; and

AGREED FORM

(j)
no claim or complaint has been threatened or made or litigation commenced against the Company (or its trustees, administrators or principal employer or any other person whom the Company is liable to indemnify or compensate) in respect of any matter arising out of or in connection with them and so far as the Warrantors are aware there are no circumstances which may give rise to any such claim or litigation.

48.3
The Company has complied with all of its obligations relating to stakeholder pension schemes including without limitation under the Welfare Reform and Pensions Act 1999, the Stakeholder Pension Schemes Regulations (S.I. 2000 No. 1403), and the Financial Services and Markets Act 2000.

48.4
In the six years prior to Completion none of the employees of the Company have been transferred to it in connection with a business transfer to which the TUPE Regulations may have applied and none of the employees of the Company (nor any of their dependants) has any right or entitlement to any benefit of any kind based directly or indirectly upon or arising as a consequence of the decisions of the European Court of Justice in Beckmann v Dynamco Whicheloe Macfarlane Limited [2002] or Martin & Others v South Bank University [2003] or any grounds to make a claim against the Company in respect of such right or entitlement.

48.5
Neither the Company nor the Vendors, nor any Associated Persons, is a person who has in the period since 27 April 2004 been a party to an act or a deliberate failure to act relating to a debt due from an employer in relation to a pension scheme under section 75 of the Pensions Act 1995 and no circumstances exist which would or might result or have resulted in the Company, the Vendors or the Purchaser becoming liable under sections 38 to 51 of the Pensions Act 2004 including without limitation:

(a)	to pay any sum specified by a contribution notice as defined in section 38 of the Pensions Act 2004; and/or

(b)	under a financial support direction as defined in section 43 of the Pensions Act 2004

48.6	In relation to each of the Former Schemes and the SIPP:

(a)	the Company has no liability whatsoever in respect of it including any liability to make any contribution;

(b)	it is not a scheme to which section 75 of the Pensions Act 1995 currently applies or has at any time in the past applied; and

(c)
the only benefits which it is required to provide are money purchase benefits as defined in section 181 Pension Schemes Act 1993 and there has not at any time been any requirement to provide any defined, guaranteed or targeted level of benefit (on a salary related basis or otherwise).

Properties

49	Title

49.1	The Properties comprise all the properties presently owned, occupied, held, controlled or otherwise used by the Company and the Company is in actual and exclusive occupation .

49.2	The Company's title to each of the Properties is good and marketable.

49.3
Each Property is occupied or otherwise used by the Company by right of ownership or under the Leases, the terms of which permit its occupation or use as tenant and not under any provision allowing the parting of or sharing of possession with group or associated companies and there are no outstanding circumstances known to the Warrantors which would restrict the continued possession and enjoyment of any Property or any part of it.

AGREED FORM

49.4	All deeds and documents necessary to prove title to each Property are in the possession and control of the Company and consist of original deeds and documents or properly examined abstracts.

49.5	No person is in adverse possession of any Property nor has acquired nor is acquiring:

(a)
where the title to any Property is unregistered, unregistered interests which override first registration as defined in Schedule 1, Land Registration Act 2002 ("2002 Act"), any interest which fall within Section 11(4)(c), 2002 Act, such unregistered interests as may affect  any Property to the extent and for so long as they are preserved by the transitional provisions of schedule 12, 2002 Act and PPP leases as defined in Section 90, 2002 Act; and

(b)
where title to any Property is registered, unregistered interests which override registered dispositions as defined in Schedule 3, the 2002 Act, such unregistered interests as may affect any Property to the extent and for so long as they are preserved by the transitional provisions of schedule 12, 2002 Act and PPP leases as defined in Section 90, 2002 Act.

49.6
The Company has not had occasion to make any claim or complaint in relation to any neighbouring property or its use or occupation and there are no disputes, claims, actions, demands or complaints in respect of any Property which are ongoing nor are any disputes, claims, actions, demands or complaints anticipated and no notices materially affecting any Property have been given or received and not complied with.

50	Encumbrances

50.1	No Property is subject to any outgoings other than business rates, water rates and insurance premiums and, in the case of leasehold properties, rent, insurance rent and service charges.

50.2
No Property is subject to any restrictive covenant, reservation, stipulation, easement, profits à prendre, wayleave, licence, grant, restriction, overriding interest, agreement for sale, estate contract, option, right of pre emption or other similar agreement or right vested in third parties.

50.3	No matter exists which is registered or is properly capable of registration against any Property as a Land Charge, Local Land Charge, notice or restriction.

50.4
Where any matter has been Disclosed against sub paragraphs 50.1 to 50.3 (inclusive), the obligations and liabilities imposed and arising under the Disclosed matter have been fully observed and performed in all material respects and any payments in respect of it which are due and payable have been duly paid.

50.5	None of the documents held by The Land Registry relating to any Property has been the subject of an application for exemption of information.

51	Planning matters

51.1	The use of each Property is a lawful and permitted use for the purposes of the Planning Acts.

51.2
So far as the Warrantors are aware, planning permission has been obtained, or is deemed to have been granted for the purposes of the Planning Acts for each Property; no planning permission is the subject of a temporary or personal consent or has been modified or revoked; no application for planning permission is awaiting decision; no application for planning permission is the subject of appeal proceedings; no planning permission has been granted within the last 3 months and the validity of any planning permission relating to any Property is not currently being or is likely to be challenged.

AGREED FORM

51.3	So far as the Warrantors are aware, Building Regulations Consents have been obtained with respect to all development, alterations and improvements to the Properties.

51.4	So far as the Warrantors are aware, in respect of each Property, the Company and each Group Company has complied, and is continuing to comply, in all respects with:

(a)	all planning permissions, orders and regulations issued under the Planning Acts and Building Regulations Consents and by laws for the time being in force;

(b)	all agreements under Section 52, Town and Country Planning Act 1971 and planning obligations under Section 106, Town and Country Planning Act 1990; and

(c)
all agreements made under Sections 38 and 278, Highways Act 1980, Section 33, Local Government (Miscellaneous Provisions) Act 1982, Section 18, Public Health Act 1936 and Section 104, Water Industry Act 1991.

51.5
No Property is listed as being of special historic or architectural importance or located in a conservation or other area, or subject to an order, designation or affected by a planning proposal which may regulate or affect the use or development of any Property in the future.

51.6
All claims and liabilities under the Planning Acts including all planning covenants and obligations under Section 52, Town and Country Planning Act 1991 and Section 106, Town and Country Planning Act 1990 and all planning covenants or obligations under any other legislation have been discharged and so far as the Warrantors are aware no claim or liability, actual or contingent, is outstanding.

51.7	No enforcement action of any kind has been served or threatened by any planning authority exercising powers under the Planning Acts in relation to any Property.

52	Statutory obligations

52.1
The Company has complied with and is continuing to comply in all material respects with all applicable statutory and by law requirements with respect to each Property, and in particular with the requirements as to fire safety and fire precautions under the Regulatory Reform (Fire Safety) Order 2005, asbestos under the Control of Asbestos Regulations 2006 and general matters under the Public Health Acts, the Offices, Shops and Railway Premises Act 1963, the Health and Safety at Work Act 1974 and the Factories Act 1961.

52.2	No licences are required in relation to any of the Properties under the Licensing Act 2003.

53	Adverse orders

53.1	There are no compulsory purchase notices, orders or resolutions affecting any of the Properties and there are no circumstances likely to lead to any being made.

53.2	There are no closing, demolition or clearance orders, enforcement notices or stop notices affecting any of the Properties and there are no circumstances likely to lead to any being made.

54	Condition of the Properties

54.1
So far as the Warrantors are aware the buildings and other structures on each Property are in good and substantial repair and fit for the purposes for which they are used and so far as the Warrantors are aware no building or other structure on any of the properties has been affected by any material structural damage, electrical defects, timber infestation or disease.

AGREED FORM

54.2
The principal means of access to each Property is over roads which have been adopted by the local or other highway authority and which are maintainable at the public expense and no means of access to any of the Properties is shared with any other person nor subject to rights of determination by any other person.

54.3	Each Property enjoys the mains services of water, drainage, electricity and gas.

55	Leasehold properties

55.1
Each Lease is valid and in full force and there are no circumstances known to the Warrantors which would entitle any landlord or other person to exercise any power of entry or take possession of any of the Properties.

55.2
The Company has paid the rent and observed and performed in all material respects the covenants on the part of the tenant and the conditions contained in any Lease to which it is a party, and the last demands (or receipts for rent if issued) were unqualified.

55.3
All licences, consents and approvals required from the landlords and any superior landlords for the grant of the Leases and during the continuance of the Leases have been obtained and any covenants on the part of the tenant contained in those licences, consents and approvals have been duly performed and observed.

55.4	There are no rent reviews outstanding or in progress under any Lease.

55.5	Any alteration or improvement carried out on any Property is to be disregarded for rent review purposes.

55.6
There is no obligation to reinstate any Property by removing or dismantling any alteration made to it by the Company or any of its predecessors in title and the Company has not incurred nor is it likely to incur any liability for dilapidation.

55.7
The Company has not in the past been the tenant of or guarantor of any leasehold premises not listed in Schedule 3 (The Properties) in respect of which any obligations or liabilities could still accrue to the Company.

55.8	The sale of the Shares will not constitute an assignment or other dealing in respect of any of the Properties under the terms of the Leases.

55.9	Rights appurtenant to each Lease granted or assigned on or after 13 October 2003 and subject to registration at The Land Registry are properly noted against affected titles.

56	Tenancies

56.1	The Properties are not held subject to, and with the benefit of, any tenancy other than the Tenancies.

56.2	Complete and accurate details of:

(a)	the rent and any rent reviews and, with respect to rent reviews, the date for giving notice of exercise of the reviews and the operative review date;

(b)	the term and any rights to break or renew the term;

(c)	the obligations of the landlord and tenant in respect of outgoings, repairs, user, insurance services and service charge;

AGREED FORM

(d)	any options, pre emption or first refusal rights;

(e)	the user required or permitted under the terms of the Tenancies;

(f)	any entitlement of a tenant of the whole or any part of the Properties to compensation on quitting the premises let to him in respect of disturbance and improvements or otherwise; and

(g)	any unusual provisions,

in relation to each Tenancy have been Disclosed.

56.3	The Warrantors are not aware of any material or persistent breaches of covenant or agreement by a tenant of any of the Properties.

Environment

57	Contamination

57.1
So far as the Warrantors are aware no Property is as a result of the activities of the Company in such a condition that it could be entered in any register introduced under the Environment Act 1995 or otherwise as land which is contaminated.

58	Environmental Consents and Compliance

58.1	All material documentation relating to EHS Matters procured by the Company and in its possession has been Disclosed to the Purchaser.

58.2	In relation to its business, the Company holds all Environmental Consents.

58.3	Details of all Environmental Consents held by the Company have been Disclosed and are valid and subsisting.

58.4
The Company has not received any written notification which is outstanding nor is it aware of any circumstances whereby any Environmental Consent it holds is or could be modified, suspended, restricted, or withdrawn.

58.5	So far as the Warrantors are aware the Company has not breached the terms, conditions or provisions of any Environmental Consent.

58.6
The Company has not received any written notification or informal written indication that further Environmental Consents are required under Environmental Law in order for it to continue its present business.

58.7
The Company materially complies with all applicable Environmental Law and has never received any written notification under Environmental Law requiring it to take or omit to take any action which is outstanding.

58.8	So far as the Warrantors are aware there are no facts or circumstances which may give rise to any material non compliance with or material liability under Environmental Law by or for the Company.

58.9
The Company has not in the last 2 years been threatened in writing with any investigation or enquiry by any authority, group, organisation or other person, nor has it received any written complaint, in connection with the Environment.

58.10	So far as the Warrantors are aware the Company has no material liability to any person in respect of any matter relating to the Environment or EHS Matters under any contract or indemnity.

AGREED FORM

58.11
There are no current prosecutions, claims, proceedings notices, disputes (including dispute resolution procedures), complaints or investigations of which the Vendors has received written notice nor so far as the Warrantors are aware any circumstances or material facts which could, if true, give rise to any of the same, in which it is alleged that the Company is responsible for any clean up, remediation or similar works in relation to lands contaminated with any Dangerous Substance or for any other liability or remedial action under Environmental Law or in relation to EHS Matters.

58.12
So far as the Warrantors are aware there is no material capital expenditure or materially increased operating expenditure known in relation to the Environment or Environmental Law which is not provided for in the Company's financial forecasts, a copy of which is attached to the Disclosure Letter.

Non England & Wales Subsidiaries

59	Additional warranties

59.1
Without detracting from any of the preceding Warranties contained in this Schedule (Non-Tax Warranties) which relate to and are given by each Group Company, the Warranties set out below apply only to Femcare Australia pty ("Femcare Australia").

59.2	Femcare Australia does not have and has never had any employees, consultants or workers.

59.3	Femcare Australia does not hold any real estate property or interest in real estate property.

59.4
All of the material operations of Femcare Australia are carried out on behalf of that company by Interventional Technologies Australasia Pty Limited pursuant to the terms of a services agreement undated but stated to commence on 3 December 2001. Notwithstanding any other provision to the contrary, such contract is a "Material Contract" for the purposes of these Warranties (and in particular those set out in paragraph 19).

AGREED FORM

Schedule 5

(Limitations on liability)

1	Save as set out in paragraph 2 below the individual liability of each Vendor for claims under this Agreement shall not exceed the amount set out opposite his or its name in Part 1 of Schedule 1.

2	The aggregate liability of the Warrantors in respect of all Claims shall not exceed the sum of the following:

(h)	the Escrow Amount to the extent it is held in the Escrow Account from time to time; and

(i)	the amount set out opposite his name in Part 1B of Schedule 1,

and for the avoidance of doubt any limitation applicable to the individual liability of a Warrantor for claims under this Agreement shall not apply unless and until the balance (if any) standing to the credit of the Escrow Account has been utilised in full.

3	The liability of the Warrantors under the Warranties shall be reduced if and to the extent that the loss shall have been recovered under the Tax Covenant (and vice versa).

4
The Warrantors shall not be liable for any Warranty Claim if, and to the extent that, the fact, matter, circumstance or event giving rise to such Warranty Claim has been Disclosed in the Disclosure Letter in respect of the Warranties given at the date of this Agreement provided that:

(a)	only the disclosures in section ● of the Disclosure Letter (to the extent Disclosed) shall be treated as having been Disclosed against the Tax Warranties;

(b)	nothing in the Disclosure Letter shall limit the Warrantors' liability under the Tax Covenant; and

(c)
only the disclosures in section ● of the Disclosure Letter (to the extent Disclosed) shall be treated as having been Disclosed against the Warranties in paragraph 48.1 (Pensions) of Schedule 4 (Non-Tax Warranties) and only the disclosures in section ● of the Disclosure Letter (to the extent Disclosed) shall be treated as having been Disclosed against the Warranties in paragraphs 55 and 56 (Environment) of Schedule 4 (Non-Tax Warranties).

5	Subject to paragraph 8, the Warrantors shall not be liable for a Claim unless:

(a)	the Warrantors' Representative has received written notice from the Purchaser giving reasonable details of the Claim:

(i)	in the case of a Non Tax Claim, on or before 31 March 2013; or

(ii)	in the case of any Tax Claim not later than 7 years from the date of Completion; and

(b)	the amount of the Warranty Claim:

(i)	exceeds £10,000, in which case the Warrantors shall be liable for the whole amount of the Warranty Claim and not simply the excess paid; and

(ii)
when aggregated with all other Warranty Claims made on the same occasion or previously, is equal to or exceeds £60,000 (in which case the Warrantors shall be liable for the whole amount of all of the Warranty Claims and not simply the excess).

AGREED FORM

6
The Warrantors shall not be liable for a claim under this Agreement which is not a Warranty Claim or a Tax Claim unless the Warrantors' Representative has received written notice from the Purchaser giving reasonable details of the claim not later than 7 years from the date of Completion;

7
Subject to paragraph 8, any Non Tax Claim which has been made against the Warrantors (and which has not been previously satisfied, settled or withdrawn) shall be deemed to have been withdrawn and shall become fully barred and unenforceable on the expiry of the period of 6 months commencing on the date on which notice of the Non Tax Claim was given to the Warrantors in accordance with paragraph 5(a)(i) unless legal proceedings in respect of the Non Tax Claim shall have been properly issued and validly served on the Warrantors.

8
The Warrantors shall not be liable in respect of a Non Tax Claim based on a contingent liability only unless and until that contingent liability has become an actual liability, provided that if notice of a Non Tax Claim based on a contingent liability only has been given to the Warrantors in accordance with paragraph 5(a)(i), the 6 month period referred to in paragraph 7 shall not commence until the date on which the contingent liability becomes an actual liability.

9	The amount of any Claim once finally agreed or finally determined (as such term is defined in clause 6 of this Agreement) shall be satisfied in the following order:

(a)	firstly by payment from the Escrow Account in accordance with clause 6 of this Agreement; and

(b)	thereafter by the Warrantors personally.

10	The Warrantors shall not be liable for any Non Tax Claim if:

(a)
the Non Tax Claim arises or is increased as a result of any voluntary act or deliberate omission of the Purchaser (or any persons deriving title from it) after Completion done or suffered outside the ordinary course of business and other than:

(i)	pursuant to a legally binding obligation entered into by a Group Company before Completion; or

(ii)	in order to comply with any law; or

(iii)	at the request of or with the consent of the Warrantors' representative;

(b)
the Non Tax Claim arises or is increased as a result of, or is otherwise attributable to, the passing or coming into force of, or any change in, after the date of this Agreement, any law, rule, regulation, directive, interpretation of the law or any administrative practice of any government, governmental department, agency or regulatory body, in any such case not actually or prospectively in force at the date of this Agreement;

(c)
the Non Tax Claim arises or is increased as a result of, or is otherwise attributable to, any changes made after Completion in the accounting policies or accounting practices of the Purchaser or a Group Company save for any changes required to comply with generally accepted accounting practices current at the date of Completion;

(d)
the matter giving rise to the Non Tax Claim arises (in whole or in part) from any event before Completion at the written request or direction of, or with the written acquiescence or consent of, any member of the Purchaser's Group or an authorised representative of any member of the Purchaser's Group; or

AGREED FORM

(e)	and to the extent that the matter giving rise to the Non Tax Claim was allowed, provided for or reserved in the Accounts or the Management Accounts.

11	Third Party Claims

11.1	The Purchaser shall notify the Warrantors' Representative in writing of:

(a)	any claim made against it by a third party which may give rise to a Non Tax Claim; and

(b)	any claim any Group Company is entitled to bring against a third party which claim is based on circumstances which may give rise to a Non Tax Claim,

each such claim being a "Third Party Claim".

11.2
The Purchaser shall procure that the conduct, negotiation, settlement or litigation of such Third Party Claim is, so far as is reasonably practicable, carried out in accordance with the reasonable requests of the Warrantors' Representative and at the cost of the Warrantors subject to the Warrantors Representative:

(a)	giving timely instructions to the Purchaser;

(b)
indemnifying and keeping indemnified the Purchaser, to the Purchaser's reasonable satisfaction, in respect of any losses, claims, liabilities, damages and demands suffered and all costs and expenses (including, but not limited to, all legal costs and expenses) which might be incurred by the Purchaser or the Group in connection with such Third Party Claim; and

(c)	providing security to the Purchaser's reasonable satisfaction in respect of any such losses, claims, liabilities, damages and demands, costs and expenses as referred to in sub paragraph (b),

provided that nothing in this paragraph 11 (Third Party Claims) shall oblige the Purchaser to take or procure any action which it reasonably considers may be detrimental to the business, trading relationships or reputation of the Group or any Purchaser Group Company.

11.3
The rights of the Warrantors' Representative under this paragraph 11 (Third Party Claims) shall only apply to a Third Party Claim if the Warrantors' Representative gives notice to the Purchaser in writing of its intention to exercise its rights within 10 Business Days of the Purchaser giving notice of such Third Party Claim.  If the Warrantors' Representative does not give notice during that period any relevant Purchaser Group Company shall be entitled in its absolute discretion to settle, compromise, or take or resist any action, proceedings or claim in respect of such Third Party Claim.

11.4	The Purchaser shall not by reason of any breach of the terms of this paragraph 11 (Third Party Claims) be precluded from bringing any Claim against the Warrantors.

11.5
If any matter gives rise to a Non Tax Claim in relation to the Product Liability Warranties, the Purchaser shall procure that the relevant member of the Group makes any claim it is entitled to make under any relevant insurance policy of the Group in force on the date of such loss and has recovered to the extent possible thereunder before bringing a Non Tax Claim against the Warrantors provided that if notice of such Non Tax Claim has been given to the Warrantors in accordance with paragraph 5a(i), the 6 month period referred to in paragraph 7 shall not commence until the date on which the insurance claim has been settled or rejected. The Warrantors shall not be liable for a Non Tax Claim in relation to the Product Liability

AGREED FORM

Warranties to the extent that the loss in respect of which the Non Tax Claim is made is actually recovered under any such insurance policy of the Group, provided that the Warrantors shall reimburse the Purchaser for all reasonable costs and expenses of the Purchaser incurred in making such claim (including any excess).

11.6
If the Warrantors make any payment to the Purchaser or any Group Company in relation to any Non Tax Claim and the Purchaser or any Group Company subsequently receives from a third party any sum referable to, or any benefit which would not have been received but for the circumstances giving rise to, the subject matter of that Non Tax Claim, the Purchaser shall, once it or the Group has received such sum or benefit, promptly repay or procure the repayment to the Warrantors of either:

(a)	the amount of such receipt (after deducting an amount equal to the costs of the Purchaser or the Group incurred in recovering such receipt and any Taxation payable on it); or if lesser;

(b)	the amount paid by the Warrantors.

AGREED FORM

Schedule 6

(Tax Schedule)

Part 1

(Definitions and interpretation)

1	Definitions and interpretation

1.1	In this Agreement, unless the context otherwise requires, the following words have the following meanings:

"Accounts Relief" means any Relief which:

(a)	has been treated as an asset in preparing the Completion Statement (in respect of corporation tax) and/or the Management Accounts (in respect of PAYE, national insurance and VAT); or

(b)
has been taken into account in computing (and so reducing) or obviating any provision for deferred Taxation which appears or which but for the availability or presumed availability of the Relief would have appeared in the Completion Statement.

"CAA" means the Capital Allowances Act 2001.

"Claim for Taxation" means any notice, demand, assessment, letter or other document issued or action taken by or on behalf of any Tax Authority or any person (including any Group Company) indicating that any person is or may be placed or sought to be placed under either a Liability to Taxation or a claim for Taxation to which paragraph 5 may apply.

"Compensating Adjustment" means any Relief available to a person as a consequence of a Transfer Pricing Adjustment made in respect of another person.

"Completion Statement" means the Femcare Group Funds Flow Excel Spreadsheet dated 17 March 2011 attached as Exhibit "A" to this Schedule.

"CTA" means the Corporation Tax Act 2009.

"CTA 2010" means the Corporation Tax Act 2010.

"Event" means any event, deed, transaction, act, omission, payment or receipt of whatever nature and whether actual or deemed for Tax purposes, including entering into this Agreement and references to "any Events occurring on or before Completion" include the combined result of two or more Events, the first of which shall have taken place (or be deemed to have taken place) on or before Completion outside the ordinary course of business and the second of which shall have occurred after Completion inside the ordinary course of business as carried on at Completion.

"HMRC" means Her Majesty's Revenue & Customs.

"ICTA" means the Income and Corporation Taxes Act 1988.

"International Accounting Standards" means international accounting standards ("IAS"), international financial reporting standards ("IFRS") issued/and or adopted by the International Accounting Standards Board and interpretations from the Standing Interpretations Committee ("SICs") and from the International Financial Reporting Interpretation Committee ("IFRICs") all as adopted by the EU, used in the United Kingdom and current at the date to which the relevant accounts are prepared.

AGREED FORM

"ITA" means the Income Tax Act 2007.

"ITEPA" means the Income Tax (Earnings and Pensions) Act 2003.

"Liability to Taxation" means:

(c)	any liability to make a payment or increased payment of or in respect of Taxation regardless of whether such Taxation is chargeable primarily to a Group Company or to any other person;

(d)	the loss in whole or in part of any Accounts Relief; or

(e)
the setting off against any liability to Taxation or against Profits earned, accrued or received on or before the Locked Box Date of any Purchaser's Relief in circumstances where, but for the setting off, any Group Company would have had a liability to Taxation in respect of which the Purchaser would have been able to make a claim against the Warrantors under the Tax Covenant.

"PAYE" means pay as you earn as it applies to income tax pursuant to ITEPA and the PAYE regulations referred to in it and as it applies for national insurance contribution purposes under the Social Security Contributions and Benefits Act 1992 and regulations referred to in it.

"Profits" means income, profits and gains charged for Taxation purposes and references to "Profits earned, accrued or received" include Profits deemed to have been earned, accrued or received for Taxation purposes.

"Purchaser's Tax Group" means the Purchaser and any other company or companies which either are or become after Completion, or have within the seven years ending on Completion, been treated as members of the same group as the Purchaser for any Tax purpose (but shall not include any Group Company).

"Purchaser's Relief" means: (a) an Accounts Relief; and/or (b) any Relief which arises in respect of any period after the Locked Box Date in the ordinary course of a Group Company's business or any Relief which arises in respect of any Event effected on or after Completion.

"R&D Tax Repayment Payment" means any credit paid by HMRC to a Group Company in respect of research and development claims made prior to Completion (and referred to in the Completion Statement).

"Relief" means any relief, loss, allowance, exemption, set-off, deduction or credit in computing or against Profits or Taxation or any right to repayment of Taxation.

"Taxation" means all forms of taxation and statutory, governmental, supra governmental, state, provincial, local governmental or municipal impositions, duties, contributions and levies (including withholdings and deductions and amounts equivalent to Taxation or calculated by reference to Taxation), whether of the United Kingdom, Cyprus, Australia or elsewhere in the world, and all penalties, fines, charges, costs and interest relating thereto, in any case whenever imposed and however arising together with the cost of removing any related charge or other encumbrance and "Tax" shall be construed accordingly provided that references to Taxation shall not extend to stamp duty or penalties or interest in respect of stamp duty or council tax or business rates.

"Tax Authority" means any taxing or other authority, body or official competent to administer, impose or collect any Taxation.

AGREED FORM

"Tax Claim" means a claim by the Purchaser against the Warrantors under the Tax Covenant or for breach of any of the Tax Warranties or, as the case may be, a claim by the Warrantors against the Purchaser under the covenant in paragraph 5.

"Tax Counsel" means, in the United Kingdom, a barrister of at least 7 years call, experienced in tax matters and outside the United Kingdom, a lawyer who has specialised in tax matters for at least 7 years.

"Tax Saving" means the amount of corporation tax saved by a Group Company or a member of the Purchaser’s Tax Group as a result of any corporation tax deduction arising in respect of the Management Bonuses, the Roy Smith Redundancy payment, the Redemption Premium or the Insurance Premium Payment as shown in the Completion Statement against, income, profits or gains of the Group Company or any member of the Purchaser's Tax Group.

"TCGA" means the Taxation of Chargeable Gains Act 1992.

"TIOPA" means the Taxation (International and Other Provisions) Act 2010.

"Transfer Pricing Adjustment" means pursuant to the provisions of Part 4 TIOPA 2010, the computation of profits or losses for Tax purposes in relation to any transaction or series of transactions on a basis which substitutes arm’s length terms for the actual terms agreed.

"TMA" means the Taxes Management Act 1970.

"VAT" means value added tax in the United Kingdom or equivalent tax in any other jurisdiction.

"VATA" means the Value Added Tax Act 1994.

"Vendor Associate" means any Vendor and any other person with whom the Warrantors and/or any Group Company is either associated (within the meaning of section 448, CTA 2010 (previously section 417, ICTA)) or connected (within the meaning of section 1122, CTA 2010 (previously section 839, ICTA) or, as the case may be, section 993, ITA).

1.2	In this Schedule:

(f)
a reference to a jurisdiction shall include any union (including for the avoidance of doubt, the European Union), country, state, province, district or division of whatever nature which imposes or raises Taxation;

(g)
a reference to any law shall include any statute, statutory instrument, law, regulation, treaty, notice, directive or similar provision relating to Taxation, whether of the United Kingdom or elsewhere;

(h)
references to specific parts of the law of the United Kingdom shall be taken to include a reference to the law of any other jurisdiction (so far as the same may apply to any Group Company) which may be similar to or have a similar purpose to the law of the United Kingdom to which reference is made; and

(i)
references to the VATA shall include all law relating to value added tax in the United Kingdom and any value added, turnover, sales, purchase or similar tax of any other jurisdiction and references to value added tax shall be construed accordingly.

AGREED FORM

Part 2 - Tax Warranties and Undertakings

2	Tax Warranties

Events since the Accounts Date

2.1	Since the Accounts Date:

(a)
no Event has occurred, either in circumstances where the consideration actually received or receivable (if any) was less than the consideration which could be deemed to have been received for Tax purposes or which will give rise to a Liability to Taxation on any Group Company calculated by reference to deemed as opposed to actual Profits;

(b)
so far as the Warrantors are aware no Event has occurred which will result in any Group Company becoming liable to pay or bear a Liability to Taxation directly or primarily chargeable against or attributable to another person other than another Group Company;

(c)	no Group Company has been a party to any Event for which any Tax clearance provided for by statute has been obtained; and

(d)	no accounting period or period of account by reference to which Taxation is measured of any Group Company has ended (including within the meaning of Part 2, Chapter 2 CTA (accounting periods)).

Records and compliance

2.2	Each Group Company has duly complied with all requirements imposed on it by law and in particular:

(e)
each Group Company has paid all Taxation for which it is liable and made all withholdings and deductions in respect, or on account, of any Taxation from any payments made by it which it is obliged to make;

(f)
each Group Company has properly prepared and punctually submitted all notices, returns and applications for clearances or consents required for Tax purposes and provided complete and accurate information to any Tax Authority;

(g)
each Group Company has kept and maintained complete and accurate records, invoices and other documents and information of whatever nature required for Tax purposes and so far as the Warrantors are aware has sufficient such records, invoices and other documents and information relating to past Events to calculate its liability to Taxation or the relief from Taxation which would arise on any disposal or on the realisation of any assets owned at Completion;

(h)
there are no enquiries, disputes, unsettled or outstanding assessments or appeals in respect of Taxation and no Group Company has within the last 6 years been subject to any enquiry, investigation or other dispute (other than routine PAYE, national insurance and VAT audits) with any Tax Authority and so far as the Warrantors are aware there are no circumstances which may give rise to such an enquiry or dispute;

(i)
no Group Company has within the last 6 years been liable or will in respect of any Event occurring on or before Completion become liable to pay any interest, penalty, fine or sum of a similar nature in respect of Taxation nor, in relation to VAT, has received any penalty liability notice, default surcharge liability notice or other written notice or warning under the VATA;

AGREED FORM

(j)	each Group Company has duly submitted all claims and elections which have been assumed to have been made for the purposes of the Accounts; and

(k)	no Group Company is a qualifying company within the meaning of Schedule 46, Finance Act 2009 (Duties of Senior Accounting Officers of Qualifying Companies).

2.3
Each Group Company has at all times been resident for Tax purposes in the jurisdiction of its incorporation and no Group Company has during the past 4 years paid and/or is not liable to pay Tax in any other jurisdiction, other than the jurisdiction of its incorporation.

2.4
The amount of Tax chargeable on each Group Company or subject to withholding or deduction by the relevant Group Company during any accounting period ending on or within the last 4 years has not to any material extent depended on any dispensation, concession or other informal arrangement with any Tax Authority.

2.5	No Group Company is liable to be assessed to Tax as agent for, or on account of, or otherwise on behalf of, any other person.

2.6	No Group Company has made any claim or application or is required to pay any Tax by instalments or to defer the payment of any Tax.

2.7
Each Group Company applies UK GAAP in calculating its income, profits and gains for Tax purposes and no Group Company is required, and has not voluntarily chosen, to calculate such income, profits and gains in accordance with International Accounting Standards.

Employee shares

2.8
No Group Company operates (nor is any Group Company proposing to introduce) any share incentive, share option, restricted stock, phantom share option, or any long term incentive plan or scheme, any stock appreciation right or other incentive scheme for the benefit of all or any of its current or past directors or employees.

2.9
No shares or securities have been issued by any Group Company, and no options have been granted or issued in respect of such shares or securities, such that the any Group Company will or may be liable to account for income tax under the PAYE system or to collect or pay any national insurance contributions.

2.10
No shares or securities have been issued by any Group Company, and no reportable event under ITEPA has occurred, such that any Group Company will or, so far as the Warrantors are aware, may be liable to make a notification to any Tax Authority (including any notification to HMRC under ITEPA).

2.11
No Group Company is involved with any managed service company for the purposes of Chapter 9, Part 2 ITEPA, nor does any Group Company engage any individuals in circumstances falling within Chapter 8, Part 2 ITEPA such that any Group Company has been or will, so far as the Warrantors are aware, become liable to account for income tax under the PAYE system or to collect or account for any national insurance contributions in respect of such individuals (including, for the avoidance of doubt, any liabilities arising directly or indirectly from the transfer of any PAYE debt to the Company pursuant to Chapter 4, Part 4 of the Income Tax (Pay as You Earn) Regulations 2003).

VAT

2.12	Each Group Company:

(l)	is registered for the purpose of, and has complied in all material respects with, the VATA; and

AGREED FORM

(m)	is not, and has not within the last 6 years been a member of a group for VAT purposes under section 43, VATA (groups of companies).

2.13	No Group Company is subject to The Value Added Tax (Payments on Account) Order 1993.

2.14
All supplies made by each Group Company are taxable supplies, and all input tax for which any Group Company has claimed credit has been paid by that Group Company, in respect of supplies made to it relating to goods or services used or to be used for the purpose of the business of that Group Company.

2.15	No Group Company has been required to give security for payment of Tax to any Tax Authority (including under paragraph 4, Schedule 11, VATA (power to require security and production of evidence)).

2.16	No Group Company has made, nor will prior to Completion make, any option to tax under Part 1, Schedule 10, VATA (the option to tax land).

Customs duties

2.17
So far as the Warrantors are aware, each Group Company has made all necessary returns in relation to the collection and payment of customs duties, excise duties and other Taxes having an equivalent effect and has provided to any relevant Tax Authority all necessary information, returns and documentation and paid all amounts due in relation to the same and within the prescribed time limits.

2.18	Details of all duty deferment schemes used by or in relation to each Group Company are set out in the Disclosure Letter.

Balance Sheet Values

2.19
No Group Company has at any time in respect of any asset owned at the date of this Agreement which is reflected in the Accounts with a value in excess of £100,000 made, nor will it prior to Completion make, any claim under sections 152 to 158 (inclusive) TCGA (replacement of business assets) nor has any such claim or election been assumed to have made for the purposes of calculating any provision for Tax made in the Accounts. No Group Company has at any time in respect of any intangible fixed assets owned at the date of this Agreement which is reflected in the Accounts with a value in excess of £100,000 made any claims or elections under Chapter 7, Part 8, CTA (rollover relief in case of realisation and reinvestment).

Close company

2.20
No Group Company is either a close company within the meaning of section 439, CTA 2010 (previously section 414, ICTA) (close companies) or a close investment holding company for the purposes of section 34, CTA 2010 (previously section 13A, ICTA) (close investment-holding companies).

2.21
No Group Company has at any time made any loan or advance or payment or given any consideration or effected any transaction falling within Chapter 3, Part 10, CTA 2010 (previously sections 419 to 422 (inclusive), ICTA) (loans to participators etc)

Group transactions

2.22
Within the last 3 years no Group Company has been a member of a group of companies for tax purposes (including within the meaning of section 170, TCGA (groups of companies)), other than one of which the Group Companies were the only members.

2.23	Within the last 3 years no Group Company has:

AGREED FORM

(n)	acquired any capital asset from any other company which was at the time of acquisition a member of the same group of companies as that of which the relevant Group Company was also a member; or

(o)
entered into any group payment arrangements for tax purposes (including in respect of corporation tax pursuant to section 59F, TMA (as relocated by Paragraph 79, Schedule 7, TIOPA, previously section 36, Finance Act 1998)) (arrangements with respect to the payment of corporation tax).

2.24
No Group Company has claimed relief from stamp duty, stamp duty land tax or other transfer tax (whether in the United Kingdom or elsewhere in the world) on the transfer of any asset between Group Companies.

2.25
Each Group Company has within the last three years ended on the Accounts Date and in the period from the Accounts Date to Completion complied fully in relation to claims or surrenders of group relief under the provisions of Part 5, CTA 2010 (group relief) and every such claim made has complied with the provisions of Part VIII of Schedule 18 to Finance Act 1998 (claims for group relief).

Loan Relationships

2.26
The accounting treatment adopted by each Group Company in its accounts in relation to any loan relationship as defined in section 302, CTA (meaning of "loan relationships" etc.) is in accordance with generally accepted accounting practice for the purposes of sections 307 and 309, CTA.

2.27	No Group Company has been a party to a loan relationship treated as being for an unallowable purpose within the meaning of section 442, CTA (meaning of "unallowable purpose").

Dividends and distributions

2.28
No Group Company has at any time in the last 4 years purchased its share capital, or otherwise issued any share capital or other security as paid up otherwise than by the receipt of new consideration within the meaning of section 1115, CTA 2010 (previously section 254, ICTA).

Inheritance tax and gifts

2.29
There is no Tax Authority charge (including any charge within the meaning of section 237, Inheritance Tax Act 1984 (imposition of charge)) attaching to, or which may attach to any shares or securities in or over any assets of any Group Company.

Anti-avoidance

2.30	No Group Company has within the last 4 years:

(p)	entered into, or been party to, any Event, scheme or arrangement the main purpose or one of the main purposes of which was to reduce Taxation; or

(q)	acquired or disposed of any asset otherwise than by way of a bargain at arm's length except where acquire from or disposed to another Group Company; or

(r)
entered into any arrangements or Event which may require disclosure to any Tax Authority (including under Schedule 11A, VATA 1994 (disclosure of avoidance schemes) or Part 7, Finance Act 2004 (disclosure of tax avoidance schemes) or any regulations made thereunder).

Transfer pricing

AGREED FORM

2.31
All provisions made by each Group Company have complied in all material respects with all applicable transfer pricing requirements (including the provisions of Part 4, TIOPA (previously Schedule 28AA, ICTA) (provision not at arm's length) and any law made pursuant or with respect thereto)) and in particular each Group Company has sufficient records to comply with its obligations under all applicable transfer pricing laws (including under paragraph 21, Schedule 18, Finance Act 1998 (duty to keep and preserve records)).

2.32
No Group Company has entered into or applied for an advance pricing agreement with any Tax Authority (including any agreement with HMRC pursuant to Part 5, TIOPA (previously section 85, Finance Act 1999) (advance pricing agreements)).

Losses

2.33
In the 3 years prior to Completion there has been no major change in the nature or conduct of the trade or business carried on by any Group Company for the purposes of Part 14, CTA 2010 (previously sections 768 to 768A-E (inclusive), ICTA) (change in company ownership).

Liability for tax primarily due from another person

2.34
No Event has occurred in consequence of which any Group Company has or may incur a Liability to Taxation primarily chargeable against some other person other than a Group Company (whether by reason of another company being or having been a member of the same group of companies or otherwise).

Liabilities under covenants and guarantees

2.35
So far as the Warrantors are aware, no Group Company is liable to make any payment pursuant to an indemnity, guarantee or covenant entered into before the date of this Agreement under which the relevant Group Company has agreed to meet or pay a sum equivalent to or by reference to another person's liability to tax.

Capital Allowances and Tax Depreciation

2.36
The value attributed in the Accounts to each pool of assets is such that on a disposal of each pool of assets on the Accounts Date for a consideration equal to such value or aggregate value no balancing charge would have arisen under any law relating to tax depreciation or capital allowances.

2.37
All capital expenditure exceeding £50,000 incurred by each Group Company on the acquisition of machinery or plant or industrial buildings (in each case within the meaning of the CAA) since the Accounts Date and all such capital expenditure which may be incurred by each Group Company under any existing contract has qualified or, so far as the Warrantors are aware, will be capable of qualifying for capital allowances.

2.38
Since the Accounts Date no Group Company has done or omitted to do or agreed to do or permitted to be done any act as a result of which the relevant Group Company could be required to bring a disposal value into account in excess of £50,000 and in respect of which that relevant Group Company will suffer a balancing charge or be subject to recovery of excess relief or a withdrawal of allowances for the purpose of the CAA.

2.39	No Group Company has been a party to an Event to which Chapter 17, Part 2, CAA (anti-avoidance) applies.

Stamp duty land tax

2.40
Each Group Company has paid all stamp duty land tax which it is liable to pay and has filed all land transaction returns which it is obliged to file within 30 days of the effective date of the relevant land transaction and no enquiries have been or are expected to be made into such land transaction returns.

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2.41	The Disclosure Letter contains full and accurate details of:

(s)	any lease transaction entered into by any Group Company to which Schedule 17A, Finance Act 2003 (further provisions relating to leases) may apply;

(t)
any chargeable interest (as defined in section 48, Finance Act 2003) acquired or held by any Group Company on or before Completion in respect of which the Warrantors are aware or ought reasonably to be aware that an additional land transaction return will be required to be filed with a Taxation Authority and/or payment of stamp duty land tax made on or after Completion.

Completion Statement and Tax

2.42
The provision for corporation tax contained in the Completion Statement has been calculated on a basis consistent with that which was adopted for the purposes of calculating the provision for corporation tax in the Accounts and fully provides for all corporation tax liabilities of each Group Company as at the Locked Box Date.

3	Stamp duty

3.1	The Warrantors jointly and severally covenant and undertake to the Purchaser that:

(u)
all documents to which a Group Company is party or by virtue of which a Group Company has any rights which are required to be stamped or upon which any form of Taxation is due, have been duly and sufficiently stamped or the Taxation on such documents has been paid, and

(v)
no such document has been executed and retained outside the United Kingdom in circumstances in which a liability to stamp duty or Taxation would arise if such document were to be brought into the United Kingdom.

3.2
The covenant and undertaking given pursuant to this paragraph 3 is separate and distinct from the Warranties and the Tax Covenant and, in the event of any breach of such covenant and undertaking, the Purchaser shall be entitled to procure that the relevant document is stamped, or the Taxation paid, together with any interest, penalty, fine or similar charge in respect thereof, and the Purchaser shall be entitled to claim the liability, costs and other expenses thereby incurred from the Warrantors by way of liquidated damages for breach of the covenant and undertaking.

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Part 3 - Covenants to and from the Purchaser

4	Tax Covenant

4.1	The Warrantors jointly and severally covenant to pay to the Purchaser an amount equal to any Liability to Taxation of any Group Company:

(w)	arising directly or indirectly from any Event occurring on or before Completion;

(x)	in respect of, or by reference to, any Profits earned, accrued or received on or before Completion;

(y)
which would not have arisen but for the failure by any person who is or has been a Vendor Associate (other than a member of the Purchaser's Tax Group) to discharge a Liability to Taxation which falls upon such Vendor Associate:

(i)	arising directly or indirectly from any Event effected or deemed to have been effected at any time by such Vendor Associate; or

(ii)	in respect of any Profits earned, accrued or received at any time by such Vendor Associate,

and the exclusion provided for by paragraph 6.3(a) below shall not apply to this sub-paragraph;

(z)	which is a liability for inheritance tax which:

(i)	arises as a result of a transfer of value occurring or being deemed to occur on or before Completion (whether or not in conjunction with the death of any person whensoever occurring);

(ii)	has given rise before or on Completion to a charge on any of the shares in or assets of the Company or a power to sell, mortgage or charge any of the shares in or assets of the Company; or

(iii)
gives rise at any time after Completion to a charge on or to a power to sell, mortgage or charge any of the shares in or assets of the Company as a result of the death of any person within seven years of a transfer of value which occurred before Completion;

and in determining for the purposes of this paragraph 4.1(d) whether a charge on or power to sell, mortgage or charge any of the shares or assets of any Group Company exists at any time, the fact that the inheritance tax is not yet payable, or may be paid by instalments, shall be disregarded, and such inheritance tax shall be treated as becoming due, and a charge or power to sell, mortgage or charge as arising, on the date of the transfer of value or other date or event on or in respect of which it becomes payable or arises;

together with all costs and expenses reasonably and properly incurred by the Purchaser or any Group Company in connection with any such Liability to Taxation or in respect of any Claim for Taxation or in bringing any claim or defending any action under the provisions of this Schedule.

4.2	The Warrantors severally covenant to pay to the Purchaser an amount equal to any Liability to Taxation of any Group Company which arises:

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(aa)	on any earnings and/or employment income (including earnings and employment income deemed for tax purposes to arise); or

(bb)	as a result of the failure of an employee or former employee to reimburse any Group Company in respect of any Taxation in respect of any employees' share scheme (within the meaning of section 1166, CA2006) or arrangements operated by a Group Company on or before Completion or pursuant to options granted under any share option scheme before Completion, and whether the Tax Liability arises prior to, on or after Completion together with all costs and expenses reasonably and properly incurred by the Purchaser or any Group Company in connection with any such Liability to Taxation (provided that this clause shall not apply where the Liability for Taxation is recovered from any former, current or future employee or director of a Group Company) and the exclusions provided for by paragraph 6.3(a) shall not apply to this sub-paragraph.

Date for payment

4.3
Where the Warrantors become liable to make any payment under the Tax Covenant, the due date for the making of that payment (which shall be in cleared funds) shall be 7 Business Days following a written demand from the Purchaser or if later in cases within paragraphs 4.3(cc), 4.3(dd) and/or 4.3(ee) below the later of 5 Business Days following a written demand from the Purchaser to the Warrantors' Representative and:

(cc)
in a case that involves an actual payment of Taxation by any Group Company, or falls within paragraph 4.4(b)(gg)(ii) and involves a payment of Taxation that would not have arisen but for the loss, the date falling 5 Business Days before the last date on which the relevant Group Company is liable to pay (or would be so liable, on the assumption that the relevant Group Company would have been able to fully utilise the Relief in the accounting period during which the Accounts Relief was lost) to the appropriate Tax Authority the Taxation in question in order to avoid incurring a liability to interest or penalties;

(dd)	in a case that falls within paragraph 4.4(b)(gg)(i), the date that the repayment would have been made by the relevant Tax Authority; and

(ee)	in a case that falls within paragraph 4.4(hh), the date falling 5 Business Days before the date on which the Taxation saved would otherwise have become payable to the relevant Tax Authority.

Amount of Liability to Taxation

4.4	The amount that is to be treated under the Tax Covenant as a Liability to Taxation shall be:

(ff)	in the case of a liability under (a) of the definition of Liability to Taxation, the amount of the payment or repayment;

(gg)	in the case of a liability under (b) of the definition of Liability to Taxation,

(i)	if the Accounts Relief is a right to repayment of Tax, the amount of the repayment that is lost,

(ii)
in any other case, the amount of Taxation that would have been saved but for the loss of the Accounts Relief on the assumption that the relevant Group Company would have been able to fully utilise the Relief in the accounting period during which the Accounts Relief was lost;

(hh)	in the case of a liability under (c) of the definition of Liability to Taxation, the amount of Taxation that has been saved in consequence of the setting off.

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Grossing up

4.5
If, in respect of or in connection with any Claim, or otherwise in connection with any payment made under this Agreement, any amount payable to the Purchaser by any of the Warrantors is subject to Taxation (ignoring the availability of any Purchaser Relief), the amount to be paid to the Purchaser by any of the Warrantors shall (save where such Taxation has already been taken into account in calculating any damages paid) be increased by such additional amount as will ensure that the net amount received by the Purchaser after such Taxation has been taken into account is equal to the full amount which would be receivable by the Purchaser had the amount not been subject to Taxation and the Purchaser shall be entitled to claim any additional amount due under this sub-paragraph 4.5 at any time and on any number of occasions at or after the time that the initial Claim is made or is payable.

4.6
If the Purchaser assigns the benefit of this Schedule, the Warrantors shall have no greater liability pursuant to this Clause 4.5 than the Warrantors would have been so liable had no such assignment occurred.

5	Covenant to the Warrantors

5.1
The Purchaser covenants with the Warrantors to pay to the Warrantors an amount equal to any Taxation which is assessed on the Warrantors or on any Vendor Associate pursuant to either section 710, CTA 2010 (previously section 767A, ICTA) or section 713, CTA 2010 (previously section 767AA, ICTA) or section 109E TMA 1970 (previously section 132, Finance Act 1988) or any other relevant tax legislation by reason of Taxation assessed on or primarily or directly attributable to the Purchaser, any member of the Purchaser's group or any Group Company for any accounting period remaining unpaid provided that this covenant shall not apply to any Taxation in respect of which the Purchaser is entitled to bring a Tax Claim against the Warrantors or would have been so entitled but for paragraphs 6 (Limitations), 7 (Repayment) and 8 (Reliefs) below or clause 12 of the Agreement (Limitations).

5.2
The Warrantors covenant that they shall make no claim under paragraph 5.1 above to the extent that they have recovered the Taxation in question under section 717, CTA 2010 (previously section 767B(2), ICTA) or section 109E TMA 1970 (previously section 132(4) Finance Act 1988) (as the case may be)  and that to the extent that they recover any amount under paragraph 5.1 they shall not seek to recover payment under section 717, CTA 2010 or section 109E TMA 1970 (as the case may be).

5.3
The provisions of paragraphs 4.3 (Date for payment), 4.5 (Grossing Up), 7 (Repayment) and 9 (Claims Procedure) shall apply to this covenant as if references to the "Purchaser" were to the "Warrantors" (and vice versa), references to "Group Company" were also to the "Warrantors" and references to "Tax Covenant" were to "the covenant under paragraph 5".

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Part 4 - Limitations and general

6	Limitations on liability

6.1
The liability of the Warrantors under the Tax Covenant shall be reduced if and to the extent that the Liability to Taxation shall have been recovered under the Warranties or under any other part of the Tax Covenant (and vice versa).

6.2	The Warrantors shall not be liable to the Purchaser for a Tax Claim in respect of any Liability to Taxation:

(a)
to the extent that such liability is a liability for any Tax other than corporation tax and such provision, allowance or reserve in respect of that liability (or discharge and payment thereof) was included or taken into account in the Management Accounts;

(b)
to the extent that such liability is a liability for corporation tax and provision, allowance or reserve in respect of that corporation tax (or the discharge and payment thereof) was included or taken into account in the Completion Statement;

(c)	to the extent that the Liability to Taxation arises or is increased as a result only of:

(i)	any increase in rates of Taxation;

(ii)	any change in law or in the published practice of any Tax Authority;

(iii)
any change in accounting practice or principles or any change in the bases on which the accounts of the relevant Group Company are prepared except in either case in order to comply with generally accepted accounting practice; or

(iv)	any change in the date to which the relevant Group Company makes up its accounts,

made in any such case after Completion.

6.3	The Warrantors shall not be liable to the Purchaser for a Tax Claim in respect of a Liability to Taxation to the extent that such Liability to Taxation:

(d)
is upon income, profits or gains which were actually earned, accrued or received by a Group Company or upon any Event carried out by a Group Company, in each case from the Locked Box Date to Completion in the ordinary and normal course of the business of that Group Company provided that any failure to comply with any requirement imposed on it by law shall not for the purposes of this paragraph be within the ordinary and normal course of the business of that Group Company;

(e)	would not have arisen but for a voluntary act or omission carried out or effected by the relevant Group Company at any time after Completion, other than any act or omission carried out or effected:

(i)	under a legally binding commitment created on or before Completion;

(ii)	in order to comply with any law or in order to comply with generally accepted accounting principles;

(iii)	in the ordinary and normal course of the business carried on by that Group Company;

(iv)	at the request of or with the consent of the Warrantors; or

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(v)	pursuant to the terms of the Agreement;

(f)
would not have arisen or would have been reduced but for a failure or omission on the part of a  Group Company concerned after Completion to make any claim or election, the making or claiming of which was taken into account in computing the provision or reserve for Taxation in the Completion Statement or Accounts but only to the extent that the relevant claim or election was identified in a disclosure specifically made against the Tax Warranties in paragraph 2 of this schedule;

(g)	arises or is increased by reason of or in consequence of:-

(i)
any claim, disclaimer, election or surrender made or notice or consent given or any other thing done by the Purchaser or a Group Company after Completion, including (without prejudice to the generality of the foregoing) any disclaimer of capital allowances, in circumstances where such claim, disclaimer, election, notice or consent was not taken into account in the preparation of the Accounts; or

(ii)	the amendment after Completion of any claim, disclaimer, election, surrender, notice or consent made or given on or before Completion;

(h)	arises or is increased as a result of the failure of the Purchaser to comply with the provisions of paragraph 9 (Claims Procedure), or paragraph 10 (Tax Returns);

(i)
to the extent that the Liability to Taxation has been satisfied, relieved or mitigated without cost or loss to the Purchaser or the Purchaser's Group or a Group Company including because the Warrantors have procured for no consideration the surrender of a Relief other than a Purchaser's Relief to the relevant Group Company;

(j)	arises on any income, profits or gains which were actually earned or received by or actually accrued to a Group Company that should have been but were not reflected in the Completion Statement;

(k)
is for interest or a penalty under the Corporation Tax (Instalment Payments) Regulations 1998 referable to any instalment payment due on or before Completion which would not have arisen but for the entering into of the Agreement or the income, profits or gains earned, accrued or received by a Group Company after Completion proving to be greater than the income, profits or gains expected to be earned, accrued or received by a Group Company after Completion;

(l)	the liability in question arises as a result of a Transfer Pricing Adjustment being made in respect of a Group Company and another Group Company is entitled to claim a Compensating Adjustment;

(m)
has been made good by insurers without cost to the Purchaser, the Purchaser's Group or a Group Company or otherwise compensated for without cost to the Purchaser, the Purchaser's Group or a Group Company; or

(n)
would not have arisen but for the winding up of, or the cessation of trade or business by, or a major change in the nature or conduct of the trade or business of any Group Company on or after Completion.

7	Repayment

7.1
If the Warrantors shall make, or shall be liable to make, any payment to the Purchaser in relation to any Tax Claim and the Purchaser or any Group Company subsequently receives or may become entitled to receive from any Tax Authority or any person (other than another Group Company) any amount referable to the subject matter of that Tax Claim (the "Recoverable Amount"), the Purchaser shall notify the Warrantors.

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7.2
Subject to the Purchaser and/or the relevant Group Company being indemnified and secured to its reasonable satisfaction against any costs, losses or expenses incurred, the Purchaser shall or shall procure that the relevant Group Company or the relevant member of the Purchaser's Group shall take such action as the Warrantors shall reasonably request to, if not already recovered, recover the Recoverable Amount from the third party in question.

7.3
If the Purchaser or any Group Company has received an amount in respect of any Recoverable Amount it shall repay (after deducting any reasonably and properly incurred costs and expenses of the Purchaser or any Group Company incurred in recovering such amount) to the Warrantors either:-

(o)	a sum equal to such amount; or

(p)	if lesser a sum equal to the Tax Claim paid by the Warrantors to the Purchaser,

together with any interest paid to the Purchaser or the relevant Group Company in respect of such sum.

8	Reliefs

8.1
If on or before the seventh anniversary of Completion, if the Purchaser becomes aware or if the auditors for the time being of the relevant Group Company confirm in writing (at the request and expense of the Warrantors) that any Liability to Taxation which has resulted in a payment having been made or becoming due from the Warrantors under the Tax Covenant will give rise to a Relief for any Group Company (other than a Purchaser's Relief) which would not otherwise have arisen, then as and when such Relief reduces a liability to make an actual payment of Tax (other than a liability for which the Purchaser would be entitled to bring a Tax Claim), the amount of that reduction shall be dealt with in accordance with paragraph 8.2 below.

Conduct

8.2	Where it is provided under paragraphs 8.1 that any amount (the "relevant amount") is to be dealt with in accordance with this sub-paragraph:

(q)	the relevant amount shall first be set-off against any payment then due from the Warrantors under the Tax Covenant;

(r)
to the extent that there is an excess, a refund shall be made to the Warrantors of any previous payment made by the Warrantors under  the Tax Covenant (to the extent not previously refunded under this paragraph 8) up to the amount of such excess; and

(s)
to the extent that the excess referred to in paragraph 8.2(b) above is not exhausted under that paragraph, the remainder of the excess shall be carried forward and set off against any future payment or payments which become due from the Warrantors under  the Tax Covenant.

8.3
Where any written confirmation referred to in paragraphs 8.1 has been made, the Warrantors or the Purchaser or the relevant Group Company may request, at the sole expense of the party making the request, the auditors to review such written confirmation in the light of all relevant circumstances, including any facts which have become known only since such written confirmation, and to certify whether such written confirmation remains correct or whether the amount in such written confirmation should be amended.

8.4
If the auditors certify under paragraph 8.3 that an amount previously determined should be amended, that amended amount shall be substituted for the purposes of paragraph 8.2 as the relevant amount in respect of the written confirmation in question in place of the amount originally included, and such adjusting payment (if any) as may be required shall be made as soon as practicable by the Warrantors or (as the case may be) to the Warrantors to give effect to the revised amount.

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Tax Saving and R&D Tax Repayment

8.5
In addition to the Consideration set out at Clause 3 of this Agreement, the Purchaser shall pay to the Vendors an amount equal to any Tax Saving (“Tax Saving Payment”) or any R&D Tax Repayment ("R&D Tax Repayment Payment").

8.6
Any Tax Saving Payment pursuant to paragraph 8.5 above, shall be paid on the date 12 months and ten Business Days after the date the tax computation for the period in which the set off occurs is agreed with HMRC or otherwise where HMRC's enquiry window has expired.

8.7	Any R&D Tax Repayment Payment shall be paid within ten Business Days following payment by HMRC to the relevant Group Company of such R&D Tax Repayment.

8.8
Any Tax Saving Payment or R&D Tax Repayment Payment owed to the Vendors pursuant to this paragraph shall be satisfied by the Purchaser making a direct payment into the Escrow Account (in which case the sum so paid shall be treated as an Escrow Amount for the purposes of this Agreement) and in circumstances where the Escrow Account is no longer open, shall be paid to Vendors' Solicitors who shall hold such sum on the Vendors' behalf.

9	Claims Procedure

9.1	On the Purchaser or any Group Company becoming aware of a Claim for Taxation which may result in a Tax Claim the Purchaser shall:

(t)
as soon as reasonably practicable (but not as a condition precedent to the making of a Tax Claim) give written notice of that Claim for Taxation to the Warrantors' Representative or, as the case may be, shall procure that the relevant Group Company forthwith give written notice of that Claim for Taxation to the Warrantors' Representative;

(u)	subject always to the terms of this paragraph 9 and the Warrantors:

(i)	securing the Purchaser and/or the relevant Group Company to its reasonable satisfaction against the Claim for Taxation in question (including interest and penalties on overdue Tax); and

(ii)	indemnifying and securing the Purchaser and/or the relevant Group Company to its reasonable satisfaction against all losses, costs, damages and expenses, which may reasonably and properly be incurred, procure that the relevant Group Company take such action and give such information and assistance in connection with the affairs of the relevant Group Company as the Warrantors' Representative may reasonably and promptly by written notice request to avoid, resist, appeal or compromise the Claim for Taxation; and

(v)	procure that the Warrantors' Representative is promptly provided with copies of any correspondence with the Tax Authority.

9.2
The Purchaser shall not be obliged to procure that the relevant Group Company appeals against any tax assessment if, the Warrantors' Representative having been given written notice of the receipt of that Claim for Taxation in accordance with paragraph 9.1 above, the Purchaser has not within 21 days (or, if there is a statutory time limit of not more than 30 days, within 14 days) thereafter received instructions promptly in writing from the Warrantors' Representative, in accordance with the preceding provisions of this paragraph 9, to make that appeal.

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9.3
The Purchaser shall not be obliged to procure that any Group Company take any action under paragraph 9.1 above which involves contesting any matter with any Tax Authority (excluding the authority or body demanding the Tax in question) or any court or tribunal unless the Warrantors' Representative promptly furnishes the Purchaser with the written opinion of Tax Counsel to the effect that the appeal in question will have a reasonable chance of success.  Such Tax Counsel shall be instructed by the Warrantors' Representative and at the Warrantors' expense but the Warrantors' Representative shall promptly provide the Purchaser with a copy of such instructions and give the Purchaser or its representative a reasonable opportunity to attend any conference with Tax Counsel.

9.4
The Purchaser shall not be required to take any action or procure that any Group Company take any action under this paragraph 9 if it reasonably determines that such action would have an adverse effect on the amount of tax payable by the Purchaser or any Group Company or would materially adversely affect the relationship of the Purchaser, any member of the Purchaser's Tax Group or any Group Company with any Tax Authority in respect of a period after Completion.

9.5	The Warrantors' rights under this paragraph 9 shall cease and the Purchaser shall have sole conduct of a Claim for Taxation which may result in a Tax Claim if:

(w)	the Warrantors' Representative fails to comply with any of its obligations under this paragraph 9;

(x)
the relevant Tax Authority alleges in writing that the Warrantors or any Group Company prior to Completion was involved in fraudulent conduct or wilful default in respect of the Liability to Taxation which is the subject matter of the Claim for Taxation and, following an initial written rebuttal by the Warrantors, the allegation by the relevant Tax Authority in respect of the fraudulent conduct or wilful default has not been withdrawn; or

(y)	all of the Warrantors:

(i)	have become insolvent or bankrupt;

(ii)	have entered into liquidation, administration, an individual voluntary arrangement, a scheme of arrangement or receivership;

(iii)	are deemed insolvent pursuant to section 123 or section 268, Insolvency Act 1986; or

(iv)	in the reasonable opinion of the Purchaser insolvency, bankruptcy, liquidation, administration, receivership or a scheme of arrangement is imminent for all of the Warrantors.

10	Tax Returns

10.1
The Warrantors (or their duly authorised agents) shall at the relevant Group Company's expense (to the extent provided for in the Accounts or the Completion Statement, otherwise at the Warrantors' sole expense) prepare the corporation tax returns (including all computations and the provision of financial information, together with all necessary claims, elections, surrenders and notices required for such returns) of each Group Company for the accounting periods ended on or before the Accounts Date to the extent that they have not been prepared prior to Completion.

10.2
The Purchaser shall procure that each Group Company shall cause the tax returns mentioned in paragraph 10.1 above to be authorised, signed and submitted to the relevant Tax Authority without amendment or with such amendments as the Warrantors shall reasonably agree provided that the Purchaser shall not be obliged to procure that any Group Company takes any such action as is mentioned in this paragraph 10 in relation to any tax return that is not true and accurate in all material respects.

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10.3
The Warrantors (or their duly authorised agents) shall at the Warrantors' sole expense prepare all documentation and deal with all matters (including correspondence) relating to the tax returns of each Group Company for all accounting periods ended on or prior to the Accounts Date provided that the Warrantors' Representative shall provide the Purchaser with copies of any correspondence relating to such tax returns prior to their submission and copies of any correspondence from the relevant Tax Authority. The Warrantors shall give the Purchaser a reasonable opportunity to comment on such correspondence prior to submission and shall take account of the Purchaser's reasonable comments.

10.4
The provisions of paragraph 10.3 shall be without prejudice to the rights of the Purchaser and the relevant Group Company in relation to any audit or any enquiry resulting therefrom and if the Purchaser shall at any time become aware of a Claim for Taxation which may result in a Tax Claim, the Purchaser may at any time thereafter by notice in writing to the Warrantors' Representative require that the provisions of paragraph 10.3 shall lapse, in which case the provisions of paragraph 9 (Claims Procedure) shall come into operation in accordance with its terms.

10.5
The Purchaser shall provide the Warrantors' Representative with copies of all returns and documents which are relevant to each Group Company for the accounting period current at Completion at least 15 Business Days prior to the submission of any such returns and documents and shall take into account any reasonable comments made by the Warrantors' Representative.

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Schedule 7

(Completion obligations)

1
On Completion the BPE Vendors shall deliver to the Purchaser stock transfer forms, duly completed and executed in favour of the Purchaser (or as it may direct) in respect of the Shares held by it together with the relevant share certificate(s) (or, where such certificate(s) have been lost or destroyed, an indemnity in a form satisfactory to the Purchaser in respect of such certificate(s))

2	On Completion the Vendors other than the BPE Vendors shall:

(a)	deliver (or procure the delivery of) to the Purchaser:

(i)
stock transfer forms, duly completed and executed by the registered holders, in favour of the Purchaser (or as it may direct) in respect of the Shares (including those shares held by the Other Shareholders) together with the relevant share certificate(s) (or, where such certificate(s) have been lost or destroyed, an indemnity in a form satisfactory to the Purchaser in respect of such certificate(s));

(ii)
stock transfer forms, duly completed and executed by the registered holders, in favour of the Company (or as the Purchaser may direct) of all the Subsidiary Shares which are not registered in the name of a Group Company together with the relevant share certificate(s) (or, where such certificate(s) have been lost or destroyed, an indemnity acceptable to the Purchaser in respect of such certificate(s));

(iii)	the Other Shareholders' SPA, duly executed by each of the Other Shareholders;

(iv)	each of the Legacy Shareholders SPAs duly executed by the relevant Legacy Shareholder;

(v)
deed(s) of release and/or letters of non crystallisation in the agreed form dated not earlier than the second Business Day immediately preceding Completion from the holders of all outstanding floating charges given by any Group Company;

(vi)	a redemption statement, drawn down to the date of Completion, in respect of the Bank Debt;

(vii)
the certificate of incorporation, any certificates of incorporation on change of name or re registration, the statutory books written up to date, share certificate books, minute books, share certificates and the common seal of each Group Company;

(viii)	to the extent that the same are not in the possession or under the control of the Company, all title deeds relating to the Properties including all documents relating to the Tenancies;

(ix)	to the extent that the same are not in the possession or under the control of the Company, all cheque books, credit and charge cards held for the account of each Group Company;

(x)	all other papers and documents relating to the Group which are in the possession of or under the control of any of the Vendors and not located at the Properties;

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(xi)	letters of resignation in the agreed form from each of Roy Smith and Terry Watson as a director and (in the case of Roy Smith) company secretary of any Group Company;

(xii)	a statement of all overdraft and credit balances from the Group' bankers and other lenders as at the close of business on the day preceding Completion, together with a reconciliation statement;

(xiii)	evidence satisfactory to the Purchaser that the Vendors have repaid all monies then owing by them to any Group Company whether due and payable or not;

(xiv)	the Deed of Termination duly executed;

(xv)	the Disclosure Letter duly signed;

(xvi)	the Consultancy Agreement and the Compromise Agreement, each duly signed by Roy Smith;

(xvii)	the Letters of Waiver;

(xviii)	the EST Termination Arrangements (duly executed as appropriate) to the extent available and if not available the provisions of Clause 8.5 shall apply;

(xix)	evidence that Praxis Trustees Limited has retired as trustee of the EBT and is replaced by Andrew Tiplady and Peter McQuilkin and if not available to provisions of Clause 8.6 shall apply;

(xx)
a letter of opinion in the agreed form from the Vendors' Solicitors addressed to the Purchaser regarding, amongst other things, the due existence and good standing of the Company and the enforceability of this Agreement;

(xxi)
a certified copy of each power of attorney under which any document (including this Agreement) to be delivered to the Purchaser by any Vendor has been executed or, where relevant, a certified copy of the minutes of the meeting(s) of the board of directors of any corporate Vendor authorising the execution by it of this Agreement;

(xxii)
minutes in the agreed form of the meeting(s) of the board of directors of each Group Company duly held pursuant to paragraph 2 dealing with the matters set out in that paragraph, together with certified copies of all shareholder resolutions and all other consents or approvals (if any) referred to in such minutes;

(xxiii)	the Wesley Coe Agreement duly executed;

(xxiv)	the Warrant Surrender Deed duly executed.

(b)	procure that a duly convened and quorate board meeting of each Group Company is held at which:

(i)
the stock transfer forms referred to in sub paragraphs (a)(a)(i) and (a)(ii) as appropriate are approved and (subject to them being appropriately stamped) registered in the relevant Group Company's books;

(ii)	each director and/or the secretary of each such Group Company who has resigned in accordance with sub-paragraph 1(h) ceases to be an officer with immediate effect;

AGREED FORM

(iii)	the persons nominated by the Purchaser are appointed as directors or secretary (as applicable) of each such Group Company;

(iv)	in the case of the Company, the Consultancy Agreement and Compromise Agreement is approved;

(v)	in the case of the Company, the Deed of Termination is approved;

(vi)	in the case of the Company, the EST Termination Arrangements are approved; and

(vii)	the mandates given by each such Group Company to its bankers are revoked or revised as the Purchaser may require.

AGREED FORM

EXECUTED as a Deed (but not delivered until dated) by CLINK STREET NOMINEES LIMITED by its attorney in the presence of:- Signature of witness: Name of witness: Address: Occupation:	) ) ) ) ) )
EXECUTED as a Deed (but not delivered until dated) by EUROVENT SOCIETE CIVILE by its attorney in the presence of:- Signature of witness: Name of witness: Address: Occupation:	) ) ) ) ) )

AGREED FORM

EXECUTED as a Deed (but not delivered until dated) by BARCLAYS PRIVATE EQUITY EUROPEAN FUND A by its attorney in the presence of:- Signature of witness: Name of witness: Address: Occupation:	) ) ) ) ) )
EXECUTED as a Deed (but not delivered until dated) by BARCLAYS PRIVATE EQUITY EUROPEAN FUND B by its attorney in the presence of:- Signature of witness: Name of witness: Address: Occupation:	) ) ) ) ) )

AGREED FORM

EXECUTED as a Deed (but not delivered until dated) by BARCLAYS PRIVATE EQUITY EUROPEAN FUND C by its attorney in the presence of:- Signature of witness: Name of witness: Address: Occupation:	) ) ) ) ) )
EXECUTED as a Deed (but not delivered until dated) by BARCLAYS PRIVATE EQUITY EUROPEAN FUND D by its attorney in the presence of:- Signature of witness: Name of witness: Address: Occupation:	) ) ) ) ) )

AGREED FORM

EXECUTED as a Deed (but not delivered until dated) by BARCLAYS PRIVATE EQUITY PVLP LIMITED PARTNERSHIP by its attorney in the presence of:- Signature of witness: Name of witness: Address: Occupation:	) ) ) ) ) )
EXECUTED as a Deed (but not delivered until dated) by BARCLAYS INDUSTRIAL INVESTMENTS LIMITED by its attorney in the presence of:- Signature of witness: Name of witness: Address: Occupation:	) ) ) ) ) )

AGREED FORM

EXECUTED as a Deed

(but not delivered until dated) by

BARCLAYS PRIVATE EQUITY EUROPEAN FUND GMBH & CO KG by its attorney in the presence of:-

Signature of witness:

Name of witness:

Address:

Occupation:

) ) ) ) ) )
EXECUTED as a Deed (but not delivered until dated) by BPE EUROPEAN PARTNER LP by its attorney in the presence of:- Signature of witness: Name of witness: Address: Occupation:	) ) ) ) ) )

AGREED FORM

EXECUTED as a Deed (but not delivered until dated) by PARALLEL VENTURE NOMINEES NO. 2 LIMITED by its attorney in the presence of:- Signature of witness: Name of witness: Address: Occupation:	) ) ) ) ) )
SIGNED as a Deed (but not delivered until dated) by ADAM PETER MCQUILKIN in the presence of:- Signature of witness: Name of witness: Address: Occupation:	) ) ) ) ) )

AGREED FORM

SIGNED as a Deed (but not delivered until dated) by ROY SMITH in the presence of:- Signature of witness: Name of witness: Address: Occupation:	) ) ) ) ) )
SIGNED as a Deed (but not delivered until dated) by JOHN ANTHONY WILLIS in the presence of:- Signature of witness: Name of witness: Address: Occupation:	) ) ) ) ) )

AGREED FORM

SIGNED as a Deed (but not delivered until dated) by TERENCE WATSON in the presence of:- Signature of witness: Name of witness: Address: Occupation:	) ) ) ) ) )

AGREED FORM

EXECUTED as a Deed

(but not delivered until dated) by

UTAH MEDICAL PRODUCTS, INC.

acting by a duly authorised representative

in the presence of:-

Signature of witness:

Name of witness:  Tin Lee

Address: 7043 South 300 West, Midvale Utah 84047, USA

Occupation: Supervisor
) ) /s/ Kevin L. Cornwell Chairman & CEO /s/ Tin Lee